UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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INSIGHT ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
2011 ANNUAL MEETING OF STOCKHOLDERS
PROPOSAL NO. 1
ELECTION OF DIRECTORS
INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED TABLE
NONQUALIFIED DEFERRED COMPENSATION TABLE
DIRECTOR COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
RELATED PARTY TRANSACTIONS
CODE OF ETHICS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 2
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE
PROPOSAL NO. 4
APPROVE THE AMENDED INSIGHT ENTERPRISES, INC. 2007 OMNIBUS PLAN
DESCRIPTION OF THE 2007 PLAN
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
AUDIT COMMITTEE REPORT
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL NO. 5
RATIFICATION OF THE APPOINTMENT OF KPMG AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDER PROPOSALS
OTHER MATTERS
FORWARD-LOOKING STATEMENTS
INSIGHT ENTERPRISES, INC.
6820 South Harl Avenue
Tempe, Arizona 85283
NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
May 18, 2011
TO OUR STOCKHOLDERS:
You are cordially invited to attend the Insight Enterprises, Inc. 2011 annual meeting of stockholders on Wednesday, May 18, 2011, at 11:00 a.m. Mountain Standard Time, at our client support center, 910 West Carver Road, Suite 110, Tempe, Arizona 85284, for the following purposes:
(1)	To elect three Class II directors to serve until the 2014 annual meeting of stockholders or until their respective successors have been duly elected and qualified;
(2)	To hold an advisory vote on the compensation of our named executive officers;
(3)	To hold an advisory vote on the frequency of future advisory votes on the compensation of our named executive officers;
(4)	To approve our Amended 2007 Omnibus Plan;
(5)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011; and
(6)	To transact such other business as may properly come before the annual meeting or any adjournment of the meeting.
These items are more fully described in the enclosed proxy statement.
Each outstanding share of our common stock entitles the holder of record at the close of business on March 25, 2011 to receive notice of and to vote at the annual meeting or any adjournment or postponement of the meeting. Shares of common stock can be voted at the annual meeting only if the holder is present in person or by valid proxy. A copy of our annual report on Form 10-K is enclosed.

By Order of the Board of Directors,

/s/ Steven R. Andrews

Tempe, Arizona	Steven R. Andrews
April 13, 2011	General Counsel and Secretary
YOU MAY VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET OR BY MAIL BY FOLLOWING THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU VOTE BY TELEPHONE OR VIA THE INTERNET, YOU SHOULD NOT RETURN YOUR PROXY CARD. IF YOU CHOOSE TO VOTE BY MAIL, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE YOUR SHARES ARE VOTED AT THE MEETING BY SUBMITTING WRITTEN NOTICE OF REVOCATION TO THE CORPORATE SECRETARY OF INSIGHT ENTERPRISES, INC. OR BY SUBMITTING ANOTHER TIMELY PROXY BY TELEPHONE, INTERNET OR MAIL. IF YOU ARE PRESENT AT THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, AND THE PROXY WILL NOT BE USED. IF YOU HOLD SHARES THROUGH A BROKER OR OTHER CUSTODIAN, PLEASE CHECK THE VOTING INSTRUCTIONS USED BY THAT BROKER OR CUSTODIAN.

INSIGHT ENTERPRISES, INC.
6820 South Harl Avenue
Tempe, Arizona 85283
PROXY STATEMENT
2011 ANNUAL MEETING OF STOCKHOLDERS
May 18, 2011
This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Insight Enterprises, Inc. Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the persons named as proxies on the enclosed proxy card. This proxy statement is being sent to you in connection with this request and has been prepared for the Board of Directors by our management. The terms “we,” “our,” “Insight” and “Company” refer to Insight Enterprises, Inc. and its subsidiaries. This proxy statement is first being sent to our stockholders on or about April 13, 2011.
GENERAL INFORMATION

Who can vote?	You are entitled to vote your common stock if our records showed that you held your shares as of March 25, 2011, the record date for our meeting. At the close of business on that date, 46,711,536 shares of common stock were outstanding and entitled to vote. Each share of common stock has one vote. The enclosed proxy card shows the number of shares that you are entitled to vote. Your individual vote is confidential. We use our transfer agent to tabulate votes, but we will not disclose your vote to others.

How do I vote?	If your common stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from the registered holder that you must follow in order to have your shares voted. If you hold your shares in your own name (i.e., as a holder of record), you may vote your shares by mail, by telephone or over the Internet. To vote by mail you may instruct the persons named as proxies how to vote your shares by signing, dating and mailing the proxy card in the envelope provided. You may vote by telephone or Internet 24 hours a day, 7 days a week until 12:00 p.m. (CT) on May 17, 2011. The enclosed proxy card contains instructions for telephone and Internet voting. You may also come to the meeting and vote your shares in person.

How may I revoke my	You may revoke your proxy instructions by any of the following procedures:
proxy instructions?
1.	Send us another signed proxy with a later date;

2.	Send a letter to our Corporate Secretary revoking your proxy before your common stock has been voted by the persons named as proxies at the meeting; or

3.	Attend the annual meeting and vote your shares in person.

How are votes counted?	The annual meeting will be held if a majority of our outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting.

Shares of common stock represented by properly executed proxy cards received by the Company in time for the meeting will be voted in accordance with the instructions in the proxies. If you return a signed proxy card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors, as follows:
•	Proposal No. 1 — “FOR” the election of all Class II director nominees

•	Proposal No. 2 — “FOR” the advisory vote on the compensation of our named executive officers

•	Proposal No. 3 — “ONE YEAR” for the frequency of future advisory votes on the compensation of our named executive officers

•	Proposal No. 4 — “FOR” the approval of the Amended Insight Enterprises, Inc. 2007 Omnibus Plan

•	Proposal No. 5 — “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm

We are not aware of any other matters to be presented at the annual meeting except for those described in this proxy statement. However, if any other matters not described in this proxy statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time.

A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the annual meeting but are not counted for the purpose of determining the number of shares entitled to vote on any proposal in respect of which the broker or other nominee lacks discretionary authority. Broker non-votes are not considered to be shares entitled to vote and will not be considered in determining the number of votes necessary for approval and will have no affect on the outcome of any vote at the meeting to which the broker or other nominee lacks discretionary authority.

May I attend the annual meeting?	If you are a holder of record, you may attend the annual meeting. If you plan to attend the annual meeting, please indicate this when you return your proxy. If you are a beneficial owner of common stock held by a broker or bank, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a broker or bank showing your current ownership and ownership of our shares on the record date are examples of proof of ownership. If you want to vote in person shares you hold in street name, you will have to get a proxy in your name from the registered holder before the annual meeting.

What vote is required?	With respect to Proposal No. 1 (Election of Directors), each of the three nominees for director will be elected upon the affirmative vote of the majority of votes cast with respect to the director’s election, which means the number of votes cast “for” a director nominee must exceed the number of votes “withheld” for that director nominee. Any incumbent director nominee who is not elected by majority vote shall offer to tender his or her resignation to the Board, and the Nominating and Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. In such a situation, the Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind its decision within 90 days from the date of the certification of the election results. In the event of a contested election, director nominees who receive the most votes will be elected.

Proposal No. 2 (Advisory Vote on the Compensation of our Named Executive Officers), Proposal No. 4 (Approve the Amended Insight Enterprises, Inc. 2007 Omnibus Plan), and Proposal No. 5 (Ratification of the Appointment of KPMG LLP as our Independent Registered Public Accounting Firm) will be adopted upon the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote on such proposal, present in person or represented by proxy at the annual meeting. With respect to Proposal No. 3 (Advisory Vote on the Frequency of Future Advisory Votes on the Compensation of our Named Executive Officers), the Board will consider the frequency option (i.e., every one year, every two years, or every three years) that receives the most votes as the preferred option.

With the exception of Proposal No. 1 and Proposal No. 3, in determining whether each of these proposals has received the requisite number of affirmative votes, abstentions will have the same effect as a vote cast against the proposal. Abstentions will have no effect on Proposal No. 1 and Proposal No. 3.

Broker non-votes shall not be treated as votes cast and will have no effect on any of the proposals.

Who pays the cost of this proxy solicitation?	We will pay the cost of this proxy solicitation. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies. We will solicit proxies by mail, except for any incidental personal solicitation made by our directors, officers and employees, for which they will not be paid. We have retained Georgeson Inc. to assist us in the distribution and solicitation of proxies. We estimate that we will pay Georgeson Inc. approximately $11,000, plus reimbursement of out-of-pocket expenses, for its services.

Who should I call if I have questions? How may I receive a copy of Insight’s annual report on Form 10-K?	If you have questions about the annual meeting or voting, please call our Corporate Secretary, Steven R. Andrews, at (480) 333-3049.

A copy of our annual report on Form 10-K for the year ended December 31, 2010 is enclosed. Insight will mail without charge, upon written request, another copy of our annual report on Form 10-K for the year ended December 31, 2010, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be addressed to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283. Our annual report on Form 10-K is also available at www.insight.com.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
There are three Board nominees for re-election to our Board this year: Larry A. Gunning; Robertson C. Jones; and Kenneth T. Lamneck. All are Class II directors. Messrs. Gunning and Jones have both served as directors since 1995. Mr. Lamneck was appointed as a Class II director effective January 1, 2010 and will stand for election at the 2011 annual meeting of stockholders. Messrs. Gunning and Jones each qualify as an “independent director” as defined in NASDAQ Marketplace Rule 5605(a)(2), and Mr. Lamneck is our Chief Executive Officer. Unless otherwise instructed, the proxy holders will vote for the election of Messrs. Gunning, Jones and Lamneck.
Each of the nominees was nominated by the Nominating and Governance Committee and has agreed to be named in this proxy statement and serve if elected, and we know of no reason why any of the nominees would not be able to serve. However, if any nominee is unable or declines to serve as a director, or if a vacancy occurs before the election (which events are not anticipated), the proxy holders will vote for the election of such other person or persons as are nominated by the Board.
Information concerning each director nominee is set forth below, along with information about other members of our Board and about our executive officers.
Vote Required
To be elected, a director nominee must receive the affirmative vote of the majority of votes cast, meaning that the number of votes cast “for” a director nominee must exceed the number of votes “withheld” for that director nominee. Abstentions and broker non-votes will have no effect on Proposal No. 1.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR ELECTION OF THE NOMINEES

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS
Our Board currently consists of nine persons, divided into three classes serving staggered terms of three years. The terms of the Class II directors will expire at the 2011 annual meeting (if re-elected, their new terms will expire at the 2014 annual meeting). Larry A. Gunning, Robertson C. Jones and Kenneth T. Lamneck are standing for re-election at the 2011 annual meeting. However, proxies may not be voted for a greater number of persons than three (the number of nominees named). The terms of the Class III and Class I directors will expire at the 2012 and 2013 annual meetings, respectively.
The names of our directors and executive officers, and information about them, including the specific qualifications of our directors, are set forth below.

Timothy A. Crown (Age 47) • Chair of the Board • Class III Director • Chair of the Executive Committee	Mr. Crown has been a director since 1994 and assumed the position of Chair of the Board in November 2004. Mr. Crown has been a non-employee director since 2004. Mr. Crown, a co-founder of the Company, stepped down from the position of President and Chief Executive Officer in November 2004, positions he had held since January 2000 and October 2003, respectively. Mr. Crown is also an officer and director of various private companies, including companies in which he has made investments.

The Board believes Mr. Crown’s experience as a co-founder of the Company gives him a unique perspective on the Company’s opportunities, operations and challenges, and on the industry in which we operate. Mr. Crown’s experience in co-founding over 20 companies in the public, private and not-for-profit sectors also brings to the Company a focus on innovation and managing growth in rapidly changing environments.

Bennett Dorrance (Age 65) • Class I Director • Member of the Compensation and Nominating and Governance Committees	Mr. Dorrance has been a director since 2004. Mr. Dorrance has been a Managing Director of DMB Associates, Inc., a real estate service company based in Scottsdale, Arizona, since 1984. Mr. Dorrance has served on the Board of Directors of Campbell Soup Company since 1989.

The Board believes that Mr. Dorrance’s experience in real estate development and finance, and his experience as a director of a public international consumer products company, provide him with extensive knowledge of finance, capital markets, international business issues and corporate governance.

Michael M. Fisher (Age 65) • Class I Director • Chair of the Audit Committee • Member of the Nominating and Governance and Executive Committees	Mr. Fisher has been a director since 2001 and is one of the Audit Committee’s designated financial experts. Mr. Fisher served as President of Power Quality Engineering, Inc., a manufacturer of specialty filters, from 1995 to 2007. Since 2007, Mr. Fisher has also served as a Director of Open Tech Alliance, Inc., a private company engaged in the development of kiosks for the self-storage industry. Mr. Fisher began his business career as a certified public accountant with Arthur Andersen in the audit division, where he last served as a Senior Audit Manager.

The Board believes that Mr. Fisher’s experience as president of a specialty manufacturing company, as well as his earlier extensive global experience with Computer Associates, Inc. and his public accounting experience, brings to our Board his broad financial, managerial, operational and international expertise.

Larry A. Gunning (Age 67) • Class II Director • Member of the Audit and Nominating and Governance Committees	Mr. Gunning has been a director since 1995. Mr. Gunning has been Manager and Director of several petroleum wholesale and retail operations since the early 1970’s. He is also a Member and Director of Cobblestone AutoSpa, which owns and operates several full-service carwashes.

The Board believes that Mr. Gunning’s entrepreneurial background brings to the Board his extensive knowledge of distribution, marketing and service operations.

Anthony A. Ibargüen (Age 52) • Class III Director • Member of the Nominating and Governance Committee	Mr. Ibargüen has served as a director since July 2008, and from September to December 2009, he served as our interim President and Chief Executive Officer. In October 2010, Mr. Ibargüen was appointed CEO of Quench USA, a privately-held water filtration company. From 2004 to 2008, Mr. Ibargüen was President and CEO of Alliance Consulting Group, a privately-held IT consulting firm. From October 2003 through December 2007, Mr. Ibargüen served as a director of C-COR Inc., a publicly held global on-demand network solutions provider to the cable industry, and he has served as a Director of CODi Inc., a manufacturer and supplier of laptop bags and cases, mobile security and accessories since January 2006.

The Board believes that Mr. Ibargüen’s 25 years of experience in the IT industry and extensive knowledge of global enterprise management, finance, product distribution, value-added services and capital markets brings valuable perspective to the Board.

Robertson C. Jones (Age 66) • Class II Director • Chair of the Nominating and Governance Committee • Member of the Compensation Committee	Mr. Jones has been a director since 1995. From 1992 through 2001, Mr. Jones was Senior Vice President and General Counsel of Del Webb Corporation, a developer of master-planned residential communities.

Mr. Jones’ legal career has included advising boards of directors and management as a law firm partner and as an in-house attorney, with ten years of experience as General Counsel of a NYSE-listed real estate development company and a member of its Executive Management Committee. The Board believes his background provides him with unique experience in large company management, as well as legal and governance issues.

Kenneth T. Lamneck (Age 56) • President and Chief Executive Officer • Class II Director • Member of the Executive Committee	Mr. Lamneck was appointed President and Chief Executive Officer of Insight effective January 1, 2010. He brings more than 20 years of industry experience to the Company. Since 2004, Mr. Lamneck served as President, the Americas, at Tech Data Corporation where he led operations in the United States, Canada and Latin America. From 1996 to 2003, he held various executive management positions at Arrow Electronics, including President of Arrow/Richey Electronics and President of Arrow’s Industrial Computer Products business.

Mr. Lamneck serves as our President and Chief Executive Officer, and the Board believes it is appropriate for him to be a member of the Board.

Kathleen S. Pushor (Age 53) • Class III Director • Chair of the Compensation Committee • Member of the Audit Committee	Ms. Pushor has been a director since September 2005. Ms. Pushor has operated an independent consulting practice since June 2009. From 2006 through June 2009, she served as President and Chief Executive Officer of the Greater Phoenix Chamber of Commerce. From 2003 to 2005, Ms. Pushor served as Chief Executive Officer of the Arizona Lottery. From 1999 to 2002, Ms. Pushor operated an independent consulting practice in the technology distribution sector. During the period from 1998 to 2005, Ms. Pushor was a member of the Board of Directors of Zones, Inc., a direct marketer of IT products. Ms. Pushor began her business career as a certified public accountant with Coopers & Lybrand in the audit division and later served as Director of Personnel, Finance & Administration.

The Board believes that Ms. Pushor’s industry knowledge and perspective, background in public accounting, experience as a public company director and leadership experience from her many years as a CEO in the public sector bring valuable insights to the Board.

Robert F. Woods (Age 56) • Class I Director • Member of the Audit and Compensation Committees	Mr. Woods was appointed a director in July 2009 and is one of the Audit Committee’s designated financial experts. Mr. Woods joined SunGard Data Systems, Inc. as its Chief Financial Officer on January 1, 2010. From 2004 through 2009, Mr. Woods was Senior Vice President and Chief Financial Officer of IKON Office Solutions, Inc. He joined IBM Corporation in 1995, became Vice President and Treasurer of IBM in 2000 and served as Vice President and Controller from 2002 to 2004. Mr. Woods held roles in accounting, finance, international and operational functions at E.I. DuPont de Nemours and Company from 1979 to 1995.

The Board believes that Mr. Woods’ extensive financial, international and operational experience in industry-leading technology and innovative companies brings financial, industry and international expertise to our Board.

Steven R. Andrews (Age 58) • General Counsel and Secretary	Mr. Andrews joined Insight in September 2007 as our General Counsel and was appointed Secretary in November 2007. From February 2009 through 2010, Mr. Andrews was also our Chief Administrative Officer. Prior to joining Insight, Mr. Andrews was Senior Vice President, Law and Human Resources of ShopKo Stores, Inc. from 2002 to 2006. Prior to joining ShopKo, Mr. Andrews served as Senior Vice President, General Counsel and Secretary of PepsiAmericas, Inc. from 1999 through 2001.

Glynis A. Bryan (Age 52) • Chief Financial Officer	Ms. Bryan joined Insight in December 2007 as our Chief Financial Officer. Prior to joining Insight, Ms. Bryan served as Executive Vice President and Chief Financial Officer at Swift Transportation Co., Inc. from April 2005 to May 2007. Prior to joining Swift, Ms. Bryan served as Chief Financial Officer at APL Logistics in Oakland, California and in various finance roles at Ryder System, Inc., including Chief Financial Officer of Ryder’s largest business unit, Ryder Transportation Services. Ms. Bryan is a member of the Board of Directors, the Governance Committee (Chair) and Compensation Committee of Pentair, Inc., a diversified industrial manufacturing company.

Stuart A. Fenton (Age 42) • President — EMEA/APAC	Mr. Fenton joined Insight in October 2002 as Managing Director of Insight Direct UK Ltd. and was promoted to President of our EMEA operating segment in November 2006. In February 2009, Mr. Fenton also assumed oversight responsibility for our Asia-Pacific (“APAC”) operating segment. From 1995 to 2002, Mr. Fenton held various positions at Micro Warehouse Inc., serving most recently as the General Manager of Micro Warehouse Canada.

Michael P. Guggemos (Age 44) • Chief Information Officer	Mr. Guggemos joined Insight in November 2010 as Chief Information Officer. From 1994 through October 2010, Mr. Guggemos held numerous positions with Motorola, Inc., having served most recently as Corporate Vice President, Information Technology.

Helen K. Johnson (Age 42) • Senior Vice President — Treasurer and Investor Relations	Ms. Johnson joined Insight in October 2007 as Senior Vice President, Treasurer and Investor Relations. Prior to joining Insight, Ms. Johnson served from 2000 to 2007 at eFunds Corporation, a publicly held technology solutions provider to the financial institutions market, most recently as Senior Vice President, Treasurer and Investor Relations.

David C. Olsen (Age 49) • Senior Vice President — Corporate Controller and Principal Accounting Officer	Mr. Olsen joined Insight in June 2010 as our Senior Vice President, Corporate Controller and Principal Accounting Officer. Prior to joining Insight, he served as the Corporate Controller and Senior Finance Executive for Raytheon Space Company from 2005 through 2009. Prior to Raytheon, Mr. Olsen served as Vice President Finance, Executive Officer and Corporate Controller for Conexant Systems, a semiconductor designer and manufacturer, and in various senior finance management roles with Toyota Motors USA and KPMG LLP. Mr. Olsen is a Certified Public Accountant.

Stephen A. Speidel (Age 46) • Senior Vice President — Operations	Mr. Speidel is our Senior Vice President, Operations. From November 2007 to November 2010, Mr. Speidel also served as Chief Information Officer of Insight, and from June 2004 to November 2007, he served as Senior Vice President, Operations of our North America segment. Mr. Speidel has been employed in management positions with Insight or one of its acquired entities since November 1996. Prior to joining Insight, Mr. Speidel spent 12 years at IBM working in IBM’s services business.
CORPORATE GOVERNANCE
The Board and Its Committees
The Board of Directors held a total of eight meetings during the year ended December 31, 2010. None of our current directors attended fewer than 75% of the aggregate of Board and relevant committee meetings during 2010. The Company’s corporate governance guidelines provide that each director should make every effort to attend the Company’s annual meeting of stockholders. Eight of the Board members attended the annual meeting of stockholders in May 2010. The Board has an Executive Committee, an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, and all of these are standing committees.
The Board has determined that all of our directors, except for Mr. Lamneck, our President and Chief Executive Officer, meet the independence requirements of the Marketplace Rules of the NASDAQ Stock Market. Mr. Ibargüen, who served as our interim President and Chief Executive Officer from September to December 2009, meets the independence requirements of the Marketplace Rules of the NASDAQ Stock Market, but not with respect to service on the Audit Committee. The independent directors hold executive sessions without management present on a quarterly basis and more often as they determine appropriate.
The Executive Committee consists of Mr. Crown, Chair, and Messrs. Fisher and Lamneck. The Executive Committee is empowered to act on Board matters that arise between meetings of the full Board or matters that require immediate attention if a quorum of our Board cannot be convened. The Executive Committee did not meet in 2010. In 2008, the Board of Directors, on its own initiative, restricted the authority of the Executive Committee by expressly stating in the Executive Committee’s charter that the Executive Committee shall not exercise powers delegated to other committees of the Board or powers which, under Delaware law, may not be delegated to any committee.

The Audit Committee, established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”), consists of Mr. Fisher, Chair, Mr. Gunning, Ms. Pushor and Mr. Woods. The Audit Committee met 13 times in 2010. The Audit Committee assists the Board in fulfilling its responsibilities for generally overseeing our financial reporting processes and the audit of the Company’s consolidated financial statements, including the integrity of the consolidated financial statements and the Company’s system of internal control over financial reporting established by management, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit function and our independent registered public accounting firm, our financial risk assessment and financial risk management, and our finance and investment functions. The Vice President of Internal Audit reports directly to the Chair of the Audit Committee. In addition, the Audit Committee reviews and discusses with the Chief Executive Officer and the Chief Financial Officer the procedures undertaken in connection with their certifications included in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”). The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Audit Committee operates pursuant to a written charter, adopted by the Audit Committee and approved by the Board and reviewed annually. The charter may be viewed online on our website at www.insight.com.
The Board has determined that the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable SEC rules and NASDAQ Marketplace Rule(s) for audit committees. Further, the composition and attributes of its members meet the requirements of NASDAQ Marketplace Rules, including, without limitation, the independence requirements of NASDAQ Marketplace Rule 5605(c)(2)(A). All Audit Committee members possess the required level of financial literacy, and our Board has determined that Mr. Fisher and Mr. Woods, independent directors, each qualifies as an “audit committee financial expert” as defined by the SEC’s rules and regulations.
In 2010, the Compensation Committee, which consists of Ms. Pushor, Chair, and Messrs. Dorrance, Jones and Woods, met 12 times. Each member of the Compensation Committee is an “independent director” as defined in NASDAQ Marketplace Rule 5605(a)(2). The Compensation Committee is charged with: reviewing and approving the annual salary, cash incentive compensation, equity-based incentive compensation and other benefits, including perquisites, to be paid or awarded to directors and officers subject to the reporting requirements of Section 16(a) of the Exchange Act and recommending to the Board of Directors the compensation, including equity-based compensation, for non-employee directors; reviewing and recommending to the Board new equity-based incentive compensation plans and changes to existing plans; performing an annual review of the CEO’s performance and effectiveness; reviewing the Company’s talent management and succession planning for top management (other than the CEO); and reviewing and discussing the Compensation Discussion and Analysis with management and recommending to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement.
The Compensation Committee operates pursuant to a written charter, adopted by the Compensation Committee and approved by the Board and reviewed annually. The charter may be viewed online on our website at www.insight.com. See further information regarding the Compensation Committee’s responsibilities in the following section, entitled “Compensation Discussion and Analysis.”

In 2010, the Nominating and Governance Committee, which consists of Mr. Jones, Chair, and Messrs. Dorrance, Fisher, Gunning and Ibargüen, met seven times. The Nominating and Governance Committee, which recommends candidates to be nominated for election as directors at our annual meeting, regularly assesses the appropriate size of the Board, regularly reviews corporate governance principles and related policies for approval by the Board and reviews with the CEO the succession plan for the CEO and reports to the Board on the succession plan. The Nominating and Governance Committee also supervises the evaluation process for the Board of Directors, the Board committees and the Chair of the Board as well as independent self evaluations of directors and peer evaluations of directors. The Nominating and Governance Committee operates pursuant to a written charter, adopted by the Nominating and Governance Committee and approved by the Board and reviewed annually. The charter may be viewed online on our website at www.insight.com. Each member of the Nominating and Governance Committee is an “independent director” as defined in NASDAQ Marketplace Rule 5605(a)(2).
The Nominating and Governance Committee is responsible for identifying, recruiting and evaluating candidates for the Board, when appropriate, assessing the appropriate size of the Board and making recommendations to the Board regarding the membership of the committees of the Board. In evaluating Board candidates, the Nominating and Governance Committee does not have fixed requirements but will, instead, consider each candidate’s breadth of business experiences and skills, prominence and reputation in their professions, their global business perspectives, concern for the long-term interests of the stockholders and their personal ethics, integrity and judgment as well as Board diversity.
The Nominating and Governance Committee charter provides that the Nominating and Governance Committee is responsible for reviewing criteria for Board membership. The charter provides that the Nominating and Governance Committee shall, when screening potential Board candidates, give due consideration to breadth of business experiences and skills, diversity, prominence and professional reputation, global business perspective, concern for the long-term interests of the stockholders of the Company, personal ethics, integrity and judgment and other areas that are expected to contribute to an effective Board. Diversity may encompass a candidate’s gender, race, national origin, educational and professional experiences, expertise and specialized or unique technical backgrounds and/or other tangible or intangible aspects of the candidate’s qualifications in relation to the qualifications of the then current board members and other potential candidates. The Nominating and Governance Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, and diversity is but one of many factors the Nominating and Governance Committee may consider. This general approach has been followed in the last five appointments of directors.
Two of the nominees for director being voted upon at the annual meeting, Messrs. Gunning and Jones, are directors standing for re-election. The third nominee, Mr. Lamneck, is our Chief Executive Officer and was appointed to the Board upon commencement of his employment with Insight effective January 1, 2010. In determining to recommend the nomination for election as Class II directors of Messrs. Gunning, Jones and Lamneck, the Nominating and Governance Committee believes that, among other things, each of the nominees provides valuable oversight, contributions and perspective into the business of the Company.

The Nominating and Governance Committee will evaluate nominees recommended by stockholders in the same manner as described above. Stockholders may propose director candidates for consideration by sending the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of our common stock to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283 in accordance with the provisions set forth under the heading “Stockholder Proposals” in this proxy statement.
Stockholders wishing to communicate with the Board or with a Board member should address communications to the Board or the particular Board member, c/o Corporate Secretary, Insight Enterprises, Inc., 6820 South Harl Avenue, Tempe, Arizona 85283. The Corporate Secretary will forward communications to the individual Board member or the Board, as appropriate.
Governance Initiatives
During 2010, the Board of Directors undertook a number of governance-related initiatives. These included a thorough review of a number of the Key Agreed Principles to Strengthen Corporate Governance for U.S. Publicly Traded Companies, published by the National Association of Corporate Directors, a review and update of all Board of Directors committee charters, governance guidelines and Board-level policies, increased focus on the Company’s enterprise risk management and compliance programs and numerous other governance issues. The Nominating and Governance Committee also reviewed and enhanced its procedures for conducting evaluations for the Board of Directors, the Board committees and the Chair of the Board as well as self and peer evaluations of directors.
Majority Vote — In January 2008, the Board of Directors approved an amendment to the Company’s Amended and Restated Bylaws. The amendment changes the voting standard for the election of directors from a plurality to a majority of votes cast in uncontested elections and adds a requirement that directors who do not receive a majority vote must tender their resignation to the Board. The Board must then decide whether or not to accept their resignation.
Elimination of Stockholder Rights Plan — Also in January 2008, the Board amended the Company’s Bylaws to provide that the Company will seek stockholder approval prior to its adoption of a stockholder rights plan (commonly referred to as a poison pill), unless the Board, in the exercise of its fiduciary duties, determines that, under the circumstances existing at the time, it is in the best interests of the Company’s stockholders to adopt or extend a stockholder rights plan without delay. This amendment further provides that a stockholder rights plan adopted or extended by the Board without prior stockholder approval must provide that it will expire, unless ratified by the stockholders of the Company, within one year of adoption. The Company previously had a stockholder rights plan that expired in accordance with its terms in December 2008.
Board Leadership Structure — The Board has separated the roles of Chair of the Board of Directors and President and Chief Executive Officer. The Board has concluded that Mr. Crown is an independent Chair under relevant standards, and his experience as a co-founder of the Company gives him a unique perspective on the Company’s history, opportunities, operations and challenges and the industry in which it operates.

The Board believes that the independent directors and management have different perspectives and roles in strategy development. Independent directors bring experience, oversight and expertise from outside the Company and sometimes from outside the industry, while the Chief Executive Officer brings company-specific and industry-specific experience and expertise. The Board has therefore separated the roles of Chair of the Board of Directors and President and Chief Executive Officer to emphasize the Board’s role in overseeing the development of strategic direction and management’s role in execution of strategy.
Presiding Director — The Company’s Corporate Governance Guidelines provide that the Chair of the Nominating and Governance Committee, currently Robertson C. Jones, serves as the Presiding Director. The principal responsibilities of the Presiding Director are to:
•	chair the executive sessions of the non-employee directors, as needed;
•	review periodically, and propose revisions to, the Company’s Corporate Governance Guidelines and Board procedures, after consultation with the full Board;
•	review and recommend to the Chair or the Corporate Secretary agenda items and materials for Board meetings; and
•	perform such other roles and responsibilities as are assigned from time to time by the Nominating and Governance Committee or the full Board.
In addition, in the event of an unforeseen vacancy in the position of the Chair of the Board, the Presiding Director will serve as interim Chair of the Board for the sole purpose of calling and holding a meeting of the Board to elect a new Chair.
Risk Management
The Board has an active role, both as a whole and at the committee level, in overseeing management of the Company’s risks. The Board and the Audit Committee regularly review information regarding the Company’s credit, liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee oversees the management of the risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risk and reviews the results of the Internal Audit function’s annual risk assessment process. The Nominating and Governance Committee oversees management of risks associated with the independence of the Board of Directors, potential conflicts of interest, and corporate governance issues. Management conducts regular quarterly assessments of risks to the enterprise and provides a comprehensive report on its results at least annually, or more frequently as necessary, to the Board of Directors. Management and the Audit Committee have also aligned the focus of the Company’s Internal Audit function to address the principal risk areas identified.

Compensation Consultants
The Compensation Committee directly retained Pay Governance, Inc. as its compensation consultant in 2010. Previously, the Compensation Committee had retained Towers Perrin, beginning in 2007. The Company retained Watson Wyatt in 2008 to provide benefit administration services. In 2009, Towers Perrin and Watson Wyatt entered into a business combination and became “Towers Watson.” Neither the Company nor the Compensation Committee was aware of any plans for this business combination. While there appeared to be no lack of independence among the compensation consultants working in the combined entity, when the Compensation Committee’s principal advisor moved to Pay Governance, Inc. in early 2010, the Compensation Committee retained Pay Governance, Inc. to provide compensation advisory services in 2010 and no longer used the services of Towers Watson. Pay Governance, Inc. is a separate corporation from and totally independent of Towers Watson. No other services were provided by Pay Governance, Inc. to the Company in 2010 outside of those performed directly for the Compensation Committee. The Compensation Committee’s Chair approves the consulting fees for services provided by any compensation consultant utilized by the Compensation Committee.
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) addresses and explains the numerical and related information contained in the summary compensation tables and includes a discussion of key actions regarding executive compensation that occurred after the end of 2010, including the award of bonuses related to 2010 performance, and the adoption of our 2011 compensation programs.
Executive Summary
We believe our long-term success depends on our ability to attract and retain individuals who are committed to the Company’s strategy and core values. We have structured our executive compensation program so that the compensation of our executive officers, including our named executive officers, is tied meaningfully to the achievement of our key business objectives and the success of the Company. Accordingly, the variable compensation of our executive officers (cash incentive plan and the performance-based equity awards) is designed to align the interests of our executive officers with the interests of our stockholders and to base a substantial portion of their compensation on performance. We believe this compensation philosophy, and the program structure approved by the Compensation Committee, is central to the Company’s ability to attract, retain and motivate individuals who can achieve the results expected by our stockholders, and has provided effective “pay for performance” and alignment of the interests of management and the shareholders.
The Compensation Committee’s commitment to “pay for performance” has been in place for several years. In response to the economic downturn affecting the Company in 2008, the Compensation Committee took a number of additional steps to align the interests of executive officers with those of stockholders. For the 2008 fiscal year, the Company’s named executive officers did not earn the 60% of their cash incentive plan awards based on financial metrics and received no stock awards (for 2008, 100% of the named executive officers’ RSU awards were performance-based). In addition, in light of the continuing economic uncertainty facing the Company, the Compensation Committee, upon the recommendation of the management team and the advice of its compensation consultants, took the following additional actions:
•	Base salaries were frozen at 2008 levels and remained at 2008 levels for all of 2009 and 2010;
•	Cash incentive plan target awards for named executive officers and for most executives in the Company were reduced to 75% of the levels set for 2008 and remained at that level for all of 2009 and 2010;
•	Equity-based incentive plan target awards for named executive officers and most executives were also reduced by significant amounts in light of economic conditions, and those specific dollar levels have remained in effect for all of 2009 and 2010 and will be kept in effect for 2011.

In contrast to the difficulties of 2008 and 2009, 2010 was an excellent year for the Company with EPS of $1.61, well in excess of internal expectations, and, therefore, executive compensation increased significantly from 2008 and 2009. For the fiscal year:
•	Net sales increased 16%;
•	Earnings from operations increased 135%;
•	Net earnings from continuing operations increased 145%; and
•	Diluted earnings per share from continuing operations increased 140%.
Entering into the 2010 fiscal year, the Compensation Committee believed that substantial uncertainty continued to face the Company and considered the targeted financial objectives to be challenging based on information available when the targets were set at the beginning of the fiscal year. Under the cash incentive plan, actual results that were equivalent to budgeted results would result in payment of 100% of “target” payments, while actual results that were 120% or more of budgeted results would result in the maximum payment, or 200% of target. For the performance-based RSUs, the maximum number of shares awarded (200%) was achievable only upon attainment of 136% or better of the budgeted level of EPS performance. Reflecting the Company’s exceptional performance in 2010, the maximum under each of the performance measures was exceeded, as can be seen from the following table:

Financial Objective	Target	Actual	% Attainment
EPS	$1.00	$1.61	161%
EFO	$80.6 million	$124.1 million	154%
Cash Days	23 days	18 days	128%
International EFO	$26.9 million	$32.9 million	122%
International Cash Days	17 days	5 days	340%
In addition to basing a substantial amount of executive compensation on performance-based criteria, the Company has taken a number of steps and adopted policies intended to further align our executives’ interests with those of stockholders. These include:
•	Stock ownership guidelines for our executive officers;
•	A “clawback” policy that permits the Company to recover incentive compensation that was based on having met or exceeded performance targets if an executive officer engaged in fraud or intentional misconduct that resulted in an increase in his or her incentive compensation;
•	The absence of many pay practices considered to be unfriendly to stockholders, such as extensive perquisites, guaranteed salary increases, non-performance-based bonuses (other than rare instances in which special bonuses are approved by the Compensation Committee);
•	Our Compensation Committee’s compensation consultant is retained directly by the Compensation Committee, with payments to the consultant approved by the Chair of the Compensation Committee, and the Compensation Committee has taken specific actions to eliminate other services provided by the consultant to the Company;
•	Our Compensation Committee has reviewed our incentive compensation programs, has discussed the concept of risk as it relates to our compensation programs, and has sought independent advice from its compensation consultant with respect to risk, and does not believe our compensation programs encourage excessive or inappropriate risk taking.

To improve the alignment of our compensation plans with the interests of the stockholders and focus on attracting and retaining qualified executives, the following changes were incorporated into the 2011 executive compensation plans:
•	Based on market and peer comparison data, the Compensation Committee has awarded service-based RSUs to the named executive officers which vest ratably over four years, rather than the historical practice of a three year vesting period, and service based RSUs for all executives will have a four-year vesting period beginning in 2012;
•	Reflecting the belief of management and the Compensation Committee that one of the Company’s greatest opportunities lies in increasing its share of U.S. hardware sales, the cash incentive plan has been changed to incorporate a new performance measure of “market share” for all named executive officers other than Mr. Fenton, which requires the Company to increase its share of U.S. hardware sales as measured by an independent third-party market research company;
•	For 2011, the number of performance based RSUs for named executive officers will increase or decrease depending on the Company’s return on invested capital (“ROIC”), as discussed below, for the fiscal year ended December 31, 2011, on a consolidated non-GAAP basis. The Compensation Committee believes that ROIC is an effective measure of stockholder value creation; and
•	In view of improved economic conditions and based on compensation survey results, the Committee has increased base salaries of the named executive officers by 3% and has restored target bonuses for the named executive officers to 2008 levels, thereby eliminating the 25% reduction in effect for 2009 and 2010.
The Compensation Committee believes its compensation philosophy has been effective in attracting and retaining key personnel while serving the interests of the stockholders. We were able to recruit and retain the Company’s current President and CEO in late 2009, and he began his service on January 1, 2010. The Compensation Committee also approved a relocation package, which provided for a buyout of Mr. Lamneck’s home based on third-party appraisals so that Mr. Lamneck’s relocation to Arizona could be expedited. The Company acquired the residence on the Gulf Coast of Florida for $2,100,000, its appraised value. The Gulf oil spill and economic conditions caused a subsequent decline in value, and the Company sold the former residence on October 15, 2010 for $1,300,000, less costs to sell, resulting in a loss to the Company of approximately $900,000.

Our Named Executive Officers
The purpose of this CD&A is to provide information about each material element of compensation that we pay or award to, or that is earned by, our named executive officers. For 2010, our named executive officers were
•	Kenneth T. Lamneck, President and Chief Executive Officer
•	Glynis A. Bryan, Chief Financial Officer
•	Stuart A. Fenton, President, EMEA/APAC
•	Steven R. Andrews, General Counsel and Secretary
•	Stephen A. Speidel, Senior Vice President, Operations
Executive Compensation Philosophy and Objectives
Our long-term success depends on our ability to attract and retain individuals who are committed to the Company’s strategy and core values of client service, respect, teammate development, integrity and operational excellence. Our general philosophy of executive compensation is to offer competitive base salaries and emphasize cash and equity-based incentive compensation that:
•	is competitive in the marketplace;
•	permits us to attract and retain highly qualified executives;
•	encourages extraordinary effort on behalf of the Company;
•	rewards the achievement of specific financial, strategic and tactical goals by the Company and the individual executive that aligns the interests of management with the interests of our stockholders; and
•	is financially sound.
For 2010, the Compensation Committee went to great lengths to develop an executive compensation program that was mindful of stockholder interests and expectations while at the same time being fair and motivating to our executives. In developing the 2010 compensation program described in this CD&A, the Compensation Committee spent considerable time reviewing and revising the comparison groups used in its competitive market compensation studies, with the goal of including more companies that the Company considers to be (i) our competitors for talent, customers or suppliers, and/or (ii) companies with similar business and financial characteristics, particularly in our primary comparison group. The result was a recalibration of our comparative market data, and, we believe, a more accurate basis for comparisons. The Compensation Committee also revised the 2010 cash incentive plan for its executive officers to focus more exclusively on financial metrics related to the Company’s performance in 2010, rather than subjective individual performance measures.
As discussed in more detail below, the Compensation Committee did not commission a new comparative market study in 2010 and, except for certain newly-hired executives, the comparative market data utilized for 2010 was again used as a reference point for establishing the 2011 compensation program described in this CD&A.

Compensation Consultants and Benchmarking
The Compensation Committee utilizes management to help it carry out its responsibilities, consults with other members of the Board in connection with its decision making, as appropriate, and has consistently over time engaged independent consultants to assist it in fulfilling its responsibilities. The Compensation Committee has the authority to obtain advice and assistance from, and receives appropriate funding from the Company for, outside advisors as the Compensation Committee deems necessary to carry out its duties. In 2009, the Compensation Committee had retained Towers Watson, a global human resources consulting firm, as its independent compensation consultant to advise the Compensation Committee on all matters related to executive compensation. In late 2009, Towers Watson provided a competitive analysis of the compensation of the Company’s most senior executives, including the Company’s named executive officers. Although the Compensation Committee did not obtain an updated competitive analysis in 2010 for reference in setting 2011 executive compensation, the Compensation Committee plans to obtain such analyses at least every other year.
The Compensation Committee began its process of setting executive compensation for 2011 in early 2010. Pay Governance, Inc. advised the Compensation Committee on a wide range of issues, including market studies at the time of hire for specific positions, such as the Chief Information Officer and the Principal Accounting Officer.
Towers Watson’s 2009 study, which was used to set both 2010 and 2011 executive compensation levels, measured the competitiveness of the Company’s compensation relative to two groups of companies (the “comparison groups”). The comparison groups were approved by the Compensation Committee based upon management’s and the Compensation Committee’s concerted review of competitors and relevant industry comparisons, and on the advice of Towers Watson. The primary characteristics of the revised comparison groups were (i) the inclusion of more companies that we consider to be our competitors, particularly with respect to competition for talent, customers or suppliers, and/or (ii) a focus on companies with more comparable business and financial characteristics. Comparison Group One, which is considered to be the primary comparison group, includes 12 publicly-traded product and service competitors and suppliers and other enterprises which may compete with the Company for executive talent, customers or suppliers, and/or which have generally comparable financial characteristics. Comparison Group Two includes 12 publicly-traded technology companies in the computer, software and services industry, many of which are significantly larger than Insight. Because of the large variance in size among the companies in Comparison Group Two, Towers Watson adjusted the compensation data for Comparison Group Two to reflect the revenue size of the Company. This size-adjusted data was used as a basis of comparison of compensation between Insight and the companies in Comparison Group Two. As neither group was limited exclusively to companies that are merely competitors or to those that are close comparisons in terms of sales and market capitalization, the Company does not necessarily consider these groups to be comparison groups for other purposes.

The companies included in Comparison Group One in the Towers Watson analysis were as follows:
Comparison Group One (the primary comparison group)

Agilysys, Inc.	Office Depot, Inc.
Anixter International, Inc.	PC Connection, Inc.
Arrow Electronics, Inc.	PC Mall, Inc.
Avnet, Inc.	SYNNEX Corp.
Brightpoint, Inc.	Tech Data Corp.
Ingram Micro, Inc.	Unisys Corp.
The companies included in Comparison Group Two, were as follows:
Comparison Group Two

Adobe Systems, Inc.	International Business Machines Corp.
Apple, Inc.	Lexmark International, Inc.
Cisco Systems, Inc.	Microsoft Corp.
Dell Inc.	Seagate Technology
EMC Corp. (Mass)	Symantec Corp.
Hewlett-Packard Co.	Xerox Corp.
The Towers Watson study provided the Compensation Committee with data for base salary, annual cash incentives and long-term equity-based incentive compensation on an aggregate basis for the combined comparison groups. The study showed that total target compensation for 2010 was positioned between the 25th percentile and slightly above the median. With respect to total cash compensation for 2010, which included base salaries and target cash incentive compensation, the Towers Watson study showed that the Company was, with variations from position to position, competitive, with base salary levels competitive and actual total target cash compensation levels near the median. With respect to long-term equity-based incentive compensation, the Towers Watson study generally indicated that the Company’s target total compensation for 2010, which included the grant date fair value of the 2010 stock awards to the Company’s executives, was at competitive levels.
The Compensation Committee also used the 2009 Towers Watson study in addition to other relevant sources of information, such as existing pay levels and other publicly available information about trends in executive compensation, in setting compensation for executives for 2011. Additionally, Pay Governance, Inc. advised the Compensation Committee and the Company regarding executive compensation programs generally and provided advice on trends in compensation.
Compensation Programs Design
The principal components of compensation for the Company’s named executive officers are:
•	base salary and benefits;
•	short-term cash incentive compensation; and
•	long-term equity-based incentive compensation.

As a result of our executive compensation philosophy, a significant percentage of total potential compensation is allocated to incentive compensation. The Company has allocated between cash and equity, and between short-term and long-term incentive compensation, based on the comparisons to other companies and market data as discussed above. Moreover, the different elements of compensation are designed to support and encourage varying performance levels and behaviors that the Compensation Committee believes will contribute favorably to Company performance in the period covered by each plan, consistent with the Compensation Committee’s commitment to pay for performance.
In setting 2010 executive compensation, the Compensation Committee reviewed the comparison groups to ensure that the market comparisons for the primary comparison group included companies with similar business and financial characteristics (as discussed above). This resulted, in general, in placing the Company in a comparison group with lower overall compensation, which the Compensation Committee believes is a more accurate and fair comparison group. Because of the continued economic uncertainty, base salaries for the Company’s Section 16 officers for 2010 remained the same (with one exception) as in 2009 (which were the same as in 2008), and the target cash incentive compensation for the Company’s Section 16 officers remained the same as in 2009, which continued with the 25% reduction from the target incentive award levels in 2008. As discussed more fully below, the target value of equity awards increased for 2010 (although the number of shares awarded to each officer decreased due to the increase in the price of the Company’s common stock in 2010 over the 2009 level at the time of grant), due to the Compensation Committee’s desire to maintain overall competitive levels of compensation and increase retention value by granting service and performance-based RSUs.
For 2011, the Compensation Committee reviewed the same competitive market data utilized in 2010. However, given the improvement in the current economic outlook, the Compensation Committee decided to increase (i) base salaries for its Section 16 officers by 3% (with one exception) and (ii) cash incentive compensation targets for the Company’s Section 16 officers to correspond to target cash incentive amounts prior to the 25% reduction that had been implemented in 2009 (with one exception). The target values of equity awards for 2011 remained equal to 2010 values for Section 16 officers (although the number of shares awarded to each officer decreased due to the increase in the price of the Company’s common stock in 2011 over the 2010 level at the time of grant), due to the Compensation Committee’s desire to maintain overall competitive levels of compensation by granting service and performance-based RSUs. Further, in order to align with peer group comparisons and enhance retention value, the Compensation Committee extended the vesting period for the 2011 service-based equity awards from three years to four years.
Base Salary and Benefits
Base salary and benefits are designed to attract and retain executives by providing a fixed compensation based on competitive market practices. This component of compensation is designed to reward an executive’s core competency in his or her position relative to skills, experience and expected contributions to the Company and to provide the executive with a fair, predictable and reliable component of compensation for his or her service.

The Compensation Committee reviews base salaries annually and, in 2010 and prior years, generally targeted base pay for executive officers at or nearly at the median of the comparison groups, with adjustments, as appropriate, for tenure, performance and variations in actual position responsibilities from position descriptions in the comparison groups. The 2009 Towers Watson study concluded that 2009 base salary levels for the Company’s executive officers were generally competitive, and slightly above the median of the new combined comparison groups, although variations existed from position to position. Based on the market data and because of the difficult and continuing global economic conditions facing the Company, management recommended, and the Compensation Committee agreed, that there would be no increases in base salary for 2010, thus keeping salaries at 2008 and 2009 levels, except for an increase of $70,000 to Mr. Fenton to offset the effect to Mr. Fenton of substantial tax increases in the United Kingdom, where Mr. Fenton resides, and to maintain Mr. Fenton’s overall compensation at the previous level against the market comparisons. The approved 2011 salaries, which reflect the 3% increase described above, and the comparable 2010 salaries for named executive officers are as follows:
•	Kenneth T. Lamneck, President and Chief Executive Officer — $618,000 ($600,000 — 2010);
•	Glynis A. Bryan, Chief Financial Officer — $412,000 ($400,000 — 2010);
•	Stuart A. Fenton, President, EMEA/APAC — $473,354 ($459,567 — 2010) [1];
•	Steven R. Andrews, General Counsel and Secretary — $293,550 ($285,000 — 2010); and
•	Stephen A. Speidel, Senior Vice President, Operations — $278,100 ($270,000 —2010).

1	Mr. Fenton’s base salary is shown in U.S. dollars for presentation in this proxy statement, but Mr. Fenton is paid in British Pounds Sterling (GBP). Approved 2011 and 2010 base salaries were GBP 305,886 and GBP 296,977, respectively.
Our named executive officers participate in benefit plans generally available to all of our teammates, including medical, health, life insurance and disability plans. Our named executive officers other than Mr. Fenton are also eligible to participate in the Company’s 401(k) plan, and receive Company matching contributions, to the extent made by the Company, which are generally available to our teammates. Beginning January 1, 2008, our named executive officers other than Mr. Fenton are also eligible to participate in the Company’s Nonqualified Deferred Compensation Plan, which is discussed below in more detail under the caption “Nonqualified Deferred Compensation Plan.” Mr. Fenton also receives an automobile allowance, which is a benefit generally available to executives in the United Kingdom. These benefits are part of our broad-based total compensation programs offered in the geography in which each of the executives resides.
Short-Term Cash Incentive Compensation
The Compensation Committee views cash incentive compensation as a means of closely tying a significant portion of the total potential annual cash compensation for executives to the financial and operational performance of the Company, or the portion of the Company for which the executive has management responsibility, depending on the executive’s position.
For 2010, our cash incentive plan focused exclusively on defined financial objectives of the Company. All officers subject to Section 16(a) of the Exchange Act, including our named executive officers, have an annual cash incentive plan. The financial objectives for each Section 16 Officer are approved by the Compensation Committee and are set at the beginning of the year. These objectives and goals are integrated into the overall cash incentive plans for the Company’s management employees throughout the organization to foster a team environment where the entire Company is focused on the same or similar set of objectives and goals.

The Compensation Committee annually reviews financial objectives and target cash incentive compensation. The Compensation Committee generally targets cash incentive compensation for executive officers at or near the median of the comparison groups and adjusts, as appropriate, for tenure, performance and variations in actual position responsibilities from position descriptions in the comparison groups. The Compensation Committee utilized the 2009 Towers Watson study to set 2010 cash incentive targets, which study showed that the Company’s cash incentive compensation is competitive based on its comparison group analysis. For 2010 and 2011, the cash incentive plan was designed to reward performance relative to certain defined financial objectives of the Company.
2010 Cash Incentive Plan
For 2010, the Compensation Committee continued its emphasis on cash incentive compensation by setting cash incentive plans for executive officers so that a significant portion of total compensation would be awarded through cash incentives if performance measures were met.
The 2010 cash incentive plan (the “2010 Plan”) provided incentive award opportunities for select employees, including our named executive officers. The 2010 Plan was adopted pursuant to the Company’s 2007 Omnibus Plan, which was approved by the Company’s stockholders at the Company’s 2007 annual meeting of stockholders, and is intended to permit the Company to deduct annual incentive payments under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986 (the “Code”). For the 2010 Plan, the Company established three defined financial objectives for each executive officer and established the percentage of total cash incentive compensation to be tied to each of the three financial objectives, as follows:

					Int’l
			Cash	Int’l	Cash
Position	EPS	EFO	Days	EFO	Days

President and Chief Executive Officer	50%	25%	25%	—	—

President, EMEA/APAC	25%	—	—	50%	25%

Chief Financial Officer	50%	25%	25%	—	—

General Counsel and Secretary	50%	25%	25%	—	—

Senior Vice President, Operations	50%	25%	25%	—	—
For purposes of the 2010 Plan, “EPS” was calculated on a consolidated non-GAAP basis, with non-GAAP EPS being defined as the actual 2010 EPS from continuing operations, excluding certain items, specified and approved in advance by the Compensation Committee, that are not considered to be part of ongoing business. “EFO” was calculated on a consolidated non-GAAP basis, with non-GAAP EFO being defined as the Company’s actual 2010 earnings from operations, excluding certain items, specified and approved in advance by the Compensation Committee, that are not considered to be part of ongoing business. “International EFO” was calculated on a combined non-GAAP basis, with non-GAAP International EFO being defined as the actual combined earnings from the Company’s EMEA and APAC operations, excluding certain items specified and approved in advance by the Compensation Committee, that are not considered to be part of ongoing business. “Cash Days” was defined as days sales outstanding plus days inventory outstanding, minus days payable outstanding, all on a consolidated GAAP basis. “International Cash Days” was defined as days sales outstanding plus days inventory outstanding, minus days payable outstanding, for the Company’s EMEA and APAC operations, on a combined GAAP basis.

The 2010 Plan required that the Company or relevant operating segment achieve a certain percentage of the budgeted amounts for the particular performance measure for any payment to be made to a participant with respect to that performance measure. The budgeted levels of performance were set in conjunction with the Company’s overall annual budget process and were considered to be challenging, but achievable, given the uncertain economic environment in early 2010 and the tactical and strategic plans that had been developed for 2010. The following levels of achievement, and the corresponding levels of payment of targeted incentive compensation, were used for all of the performance measures set forth above, with 200% of target being the maximum each executive could earn:

	Below
Attainment	80%	80%	85%	90%	95%	100%	105%	110%	115%	120%
Multiplier	0%	50%	60%	75%	90%	100%	125%	150%	175%	200%
The budgeted target and actual financial objectives for the 2010 Plan were as follows:

Financial Objective	Target	Actual	% Attainment
EPS	$1.00	$1.61	161%
EFO	$80.6 million	$124.1 million	154%
Cash Days	23 days	18 days	128%
International EFO	$26.9 million	$32.9 million	122%
International Cash Days	17 days	5 days	340%
Based on actual performance in 2010, as summarized above, the maximum multiplier was achieved and 200% of targeted incentive compensation was earned by each executive. The approved 2010 target and earned cash incentive compensation for each of our named executive officers were as follows:
•	Kenneth T. Lamneck, Chief Executive Officer — Target $600,000; Earned $1,200,000;
•	Glynis A. Bryan, Chief Financial Officer — Target $318,750; Earned $637,600;
•	Stuart A. Fenton, President, EMEA/APAC — Target $196,400; Earned $345,060[1];
•	Steven R. Andrews, General Counsel and Secretary — Target $131,250; Earned $262,600; and
•	Stephen A. Speidel, Senior Vice President, Operations — Target $86,250; Earned $172,500.

1	Mr. Fenton’s 2010 target cash incentive compensation is shown in U.S. dollars for presentation in this proxy statement based on an assumed GBP exchange rate of $1.80. His earned cash incentive compensation is presented at the GBP average exchange rate for the quarter ended December 31, 2010 of $1.58.
The Compensation Committee had the ability to make discretionary awards under the 2010 cash incentive plan, however, no discretionary awards were made by the Compensation Committee for 2010.
2011 Cash Incentive Plan
For 2011, the Compensation Committee continued its emphasis on cash incentive compensation by setting cash incentive plans for executive officers so that a significant portion of total compensation will be awarded through cash incentives if performance measures are met.

The 2011 cash incentive plan (the “2011 Plan”) provides incentive award opportunities for select employees, including executive officers. The 2011 Plan was also adopted pursuant to the Company’s 2007 Omnibus Plan. Under the 2011 Plan, the Company established defined financial objectives for each of its named executive officers, and established the percentage of total cash incentive compensation to be tied to each of the specified financial objectives, as follows:

			Market	Int’l
Position	EPS	EFO	Share	EFO

President and Chief Executive Officer	50%	25%	25%	—

President, EMEA/APAC	50%	—	—	50%

Chief Financial Officer	50%	25%	25%	—

General Counsel and Secretary	50%	25%	25%	—

Senior Vice President, Operations	50%	25%	25%	—
For purposes of the 2011 Plan, “EPS” will be calculated on a consolidated non-GAAP basis, with non-GAAP EPS being defined as the actual 2011 EPS from continuing operations, excluding certain items, specified and approved in advance by the Compensation Committee, that are not considered to be part of ongoing business. “EFO” will be calculated on a consolidated non-GAAP basis, with non-GAAP EFO being defined as the Company’s actual 2011 earnings from operations, excluding certain items, specified and approved in advance by the Compensation Committee, that are not considered to be part of ongoing business. “International EFO” will be calculated on a combined non-GAAP basis, with non-GAAP International EFO being defined as the actual 2011 combined earnings from the Company’s EMEA and APAC operations, excluding certain items specified and approved in advance by the Compensation Committee, that are not considered to be part of ongoing business. “Market Share” will be based on data for U.S. hardware sales as provided by the NPD Group, Inc., a third-party market research company that provides market share information on the commercial purchasing of IT products sold through national corporate resellers and direct marketers.
The 2011 Plan requires that the Company or relevant operating segment achieve a certain percentage of the budgeted amounts for the particular performance measure for any payment to be made to a participant with respect to that performance measure. Therefore, it is possible that a participant will have different levels of achievement for each of the three separate performance measures, and perhaps receive no payment at all, depending on performance against the goal for such performance measure. The budgeted levels of performance were set in conjunction with the Company’s overall annual budget process and are considered to be challenging, but achievable, given the uncertain economic environment and the tactical and strategic plans that have been developed for 2011. The following levels of achievement, and the corresponding levels of payment of targeted incentive compensation, will be used for the 2011 EPS, EFO and International EFO performance measures set forth above, with 200% of target being the maximum each executive may earn:

	Below
Attainment	80%	80%	85%	90%	95%	100%	105%	110%	115%	120%
Multiplier	0%	50%	62.5%	75%	87.5%	100%	125%	150%	175%	200%

The following levels of achievement, and the corresponding levels of payment of targeted incentive compensation, will be used for the 2011 Market Share performance measure set forth above, with 200% of target being the maximum each executive may earn:

Basis Point	Below
Change from 2010	(120)	(120)	-	55	90	120	170	220
Multiplier	0%	50%	75%	100%	125%	150%	175%	200%
The approved 2011 target cash incentive compensation amounts for each of our named executive officers, which (for other than Mr. Lamneck) reflect the increase required to return to the target incentive award levels of 2008 (prior to the 25% reduction that had been taken in 2009 and 2010), are as follows:
•	Kenneth T. Lamneck, President and Chief Executive Officer – Target $600,000;
•	Glynis A. Bryan, Chief Financial Officer – Target $425,000;
•	Stuart A. Fenton, President, EMEA/APAC – Target $261,900[1];
•	Steven R. Andrews, General Counsel and Secretary – Target $175,000; and
•	Stephen A. Speidel, Senior Vice President, Operations – Target $115,000.

1	Mr. Fenton’s 2011 target cash incentive compensation is shown in U.S. dollars for presentation in this proxy statement, but Mr. Fenton will be paid in GBP.
The target award for each of the executives is intended to define the amount that would be earned by the executive if the executive performed at an acceptable or expected level of performance and the Company achieves the budgeted financial objectives for the 2011 Plan. The Compensation Committee also sets award levels for performance below the “target” performance level and seeks to encourage outstanding executive performance by setting achievement levels above the “target” performance, up to the maximum level.
Long-Term Equity-Based Incentive Compensation
The Compensation Committee views long-term equity-based compensation as a critical component of the overall executive compensation program. The principal objectives for long-term equity-based compensation are to:
•	enhance the link among Company performance, the creation of stockholder value and long-term incentive compensation;
•	facilitate increased equity ownership by executives;
•	encourage executive retention through use of multiple-year vesting periods; and
•	provide competitive levels of total compensation to executive officers if expected levels of performance are achieved.

Long-term equity-based incentives are currently issued in the form of service and performance-based RSUs. Performance-based RSUs are issued only if predetermined annual financial performance goals are achieved and are subject to a multi-year vesting period. To encourage overachievement of targets, significant upside potential exists related to the number of RSUs ultimately issued. To encourage continued employment with the Company and enhancement of stockholder investments in the Company, the Compensation Committee elected to increase the vesting period from the three-year vesting period that was utilized for 2010 service-based awards to a four-year vesting schedule for service-based RSUs awarded in 2011. Performance-based awards will continue to vest over a three-year period. The number of performance-based RSUs ultimately issued varies based on the achievement of threshold levels of financial performance, with greater numbers of shares awarded for higher levels of financial performance. If the Company’s financial performance does not meet or exceed a set performance threshold, no performance-based RSUs are issued. All grants of equity-based compensation are currently made under the Company’s 2007 Omnibus Plan, as amended.
For 2010 and 2011, the Compensation Committee determined target equity-based incentive compensation for executive officers considering competitive comparison group data. Based on the 2009 market analysis prepared by Towers Watson, the Compensation Committee believes that our equity-based incentive compensation plan, including the use of performance-based RSUs and the target level of grants to each executive, is competitive with market practices.
In order to link equity-based incentive compensation to annual performance and to continue to align the interests of management and stockholders, the Compensation Committee initiates annual grants of equity-based incentive compensation awards to executives early in the year (as opposed to later in the year or periodically throughout the year) in connection with the annual budgeting process. Also, early in the year, the Compensation Committee will approve the annual RSU program grants as well as a pool of shares from which the Chief Executive Officer may make discretionary or new hire RSU grants throughout the year, or both, to individuals other than non-employee directors or individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act. The pool of RSUs is based on the recommendation of management and review of the overall equity compensation expense expected to be recorded in current and future years in the Company’s consolidated financial statements.
2010 Equity-Based Incentive Plan
The 2010 pool of RSUs, which were 40% service-based and 60% performance-based, was established for executive officers in February 2010 and vest annually in three equal installments beginning on February 20, 2011. The number of RSUs issued under the performance-based grants was dependent on the Company’s actual diluted EPS for the fiscal year ended December 31, 2010, on a consolidated non-GAAP diluted basis, with non-GAAP EPS being defined as actual 2010 EPS from continuing operations, excluding certain items not considered to be part of the ongoing business, as approved in advance by the Compensation Committee. For the performance-based RSUs, if the Company achieved less than 80% of its budgeted 2010 EPS, no RSUs would be issued; if the Company achieved 80% of its 2010 budgeted EPS, 50% of the target number of RSUs would be issued; if the Company achieved 100% of its 2010 budgeted EPS, 100% of the target number of RSUs would be issued; and if the Company achieved 136% or greater of its 2010 budgeted EPS goal, 200% of the target number of RSUs would be issued (without duplication). The budgeted EPS target was set in conjunction with the Company’s overall annual budget process and was considered to be challenging, but achievable, given the tactical and strategic plans that were developed for 2010. Budgeted EPS for 2010 was $1.00.

In determining the amount of equity-based incentive compensation for 2010, the Compensation Committee considered the fact that the grant date fair value of RSUs granted to senior executives under the 2009 plan was significantly lower than historical awards because of the significant decrease in the Company’s stock price in 2008 and 2009. One of the Compensation Committee’s goals in setting target awards for senior executives under the 2010 plan was to provide retention value for senior executives through stock price improvement, which the Compensation Committee believes aligns the interests of management and the stockholders. Based on a review of the competitiveness of the Company’s compensation levels with Towers Watson, the Compensation Committee believed that the approved awards for the Company’s executive officers for 2010 maintained competitive compensation levels and provided meaningful retention value. The following table sets forth the number of service-based and performance-based awards made to our named executive officers under the 2010 equity-based incentive plan:

		Performance-Based RSU Awards
		Target
		Number of
	Service-Based	Performance-
	RSUs	Based	2010		Number of
	Awarded	RSUs	Actual EPS	Award	RSUs
Named Executive Officer	(#)	(1)	(2)	Level	Issued

Kenneth T. Lamneck, President and Chief Executive Officer	52,539	78,810	$1.65	200%	157,620

Glynis A. Bryan, Chief Financial Officer	19,528	29,293	$1.65	200%	58,586

Stuart A. Fenton, President, EMEA/APAC	15,094	22,642	$1.65	200%	45,284

Steven R. Andrews, General Counsel and Secretary	11,310	16,964	$1.65	200%	33,928

Stephen A. Speidel, Senior Vice President, Operations	9,680	14,519	$1.65	200%	29,038

(1)	Target was based on the Company achieving 100% of its budgeted EPS goal for 2010 of $1.00.

(2)	As defined by and calculated in accordance with the 2010 equity-based incentive plan. Amount represents the Company’s actual diluted EPS for the fiscal year ended December 31, 2010, on a consolidated non-GAAP diluted basis, with non-GAAP EPS being defined as actual 2010 EPS from continuing operations, excluding certain items not considered to be part of the ongoing business, as approved in advance by the Compensation Committee.
The Compensation Committee also has the authority to issue special equity awards for retention purposes and on March 10, 2010 awarded a special RSU grant to Mr. Fenton of 56,604 shares, as a retention incentive, vesting over a five-year period, with no shares vesting on the first anniversary of the award and 25% vesting on each of the second, third, fourth and fifth anniversaries of the award.

2011 Equity-Based Incentive Plan
The 2011 pool of RSUs, which are 40% service-based and 60% performance-based, was established for executive officers on February 15, 2011. The service-based RSUs will vest in four equal installments beginning on February 20, 2012. The performance-based grants will, if earned, vest in three equal installments beginning on February 20, 2012, and the number of RSUs to be issued, if any, will increase or decrease depending on the Company’s actual Return on Invested Capital (“ROIC”) for the fiscal year ending December 31, 2011, on a consolidated non-GAAP basis, with non-GAAP ROIC being defined as actual 2011 EFO, excluding certain items not considered to be part of the ongoing business, as approved in advance by the Compensation Committee, divided by Invested Capital. Invested Capital is defined as average equity, plus average debt, less average cash balances, as reported by the Company during the year ending December 31, 2011. The averages will be computed using the five most recent quarter end balances (December 31, 2010 through December 31, 2011) and include the assumption that acquisition goodwill was not impaired and continues to be present in all periods (i.e., average equity will not be reduced for the non-cash goodwill impairment charge that was taken in 2008). For the performance-based RSUs, if the Company achieves less than 80% of its budgeted 2011 ROIC, no RSUs will be issued; if the Company achieves 80% of its 2011 budgeted ROIC, 50% of the target number of RSUs will be issued; if the Company achieves 100% of its 2011 budgeted ROIC, 100% of the target number of RSUs will be issued; and if the Company achieves 120% or greater of its 2011 budgeted ROIC goal, 200% of the target number of RSUs will be issued (without duplication). The budgeted ROIC target was set in conjunction with the Company’s overall annual budget process and is considered to be challenging, but achievable, given the tactical and strategic plans that have been developed for 2011.
In determining the amount of equity-based incentive compensation for 2011, the Compensation Committee considered its goal to provide retention value for senior executives through stock price improvement, which the Compensation Committee believes aligns the interests of management and the stockholders. Based on the Compensation Committee’s careful review with Towers Watson in 2009 of the competitiveness of the Company’s compensation levels, including its equity award levels, and on the Compensation Committee’s review of the Company’s 2011 budget and the recommendations of Pay Governance, Inc., the Compensation Committee awarded RSUs to executive officers in 2011 equal in value (as of the grant date) to the 2010 awards.

The 2011 service-based and performance-based RSUs, granted on February 20, 2011, included the following awards for our named executive officers:

		Target Number
		of
		Performance-
	Service-Based	Based RSUs
	RSUs Awarded	Awarded
Named Executive Officer	(#)	(1)

Kenneth T. Lamneck, President and Chief Executive Officer	32,751	49,127

Glynis Bryan, Chief Financial Officer	14,124	21,186

Stuart A. Fenton, President, EMEA/APAC	10,917	16,376

Steven R. Andrews, General Counsel and Secretary	8,180	12,269

Stephen A. Speidel, Senior Vice President, Operations	7,001	10,501

(1)	Target award, which is based on the Company achieving 100% of its 2011 budgeted ROIC, as defined by and calculated in accordance with the 2011 equity-based incentive plan. As discussed above, if the Company achieves less than 80% of its budgeted 2011 ROIC, no RSUs will be issued; if the Company achieves 80% of its 2011 budgeted ROIC, a total of 50% of the target number of RSUs will be issued; if the Company achieves 100% of its 2011 budgeted ROIC, a total of 100% of the target number of RSUs will be issued; and if the Company achieves 120% or greater of its 2011 budgeted ROIC goal, a total of 200% of the target number of RSUs will be issued.
Nonqualified Deferred Compensation Plan
Named executive officers other than Mr. Fenton (as well as other eligible U.S. employees) may participate in the Insight Nonqualified Deferred Compensation Plan (“Deferred Compensation Plan”), a nonqualified deferred compensation plan adopted and approved by the Compensation Committee and ratified by the Board of Directors. The Deferred Compensation Plan permits participants to voluntarily defer receipt of compensation, and participants earn a rate of return on their deferred amounts based on their selection from a variety of independently managed funds. The Company does not provide a guaranteed rate of return on these deferred amounts, and the rate of return realized depends on the participant’s fund selections and market performance of these funds. The Company does not currently make any contributions to the Deferred Compensation Plan and, other than immaterial administrative costs, incurs no expense with this program.
Severance and Change in Control Plans
Severance and change in control plans are designed to facilitate the Company’s ability to attract and retain executives as the Company competes for talented employees in a marketplace where such protections are commonly offered. Severance benefits are designed to provide benefits to ease an executive’s transition due to an unexpected employment termination by the Company due to changes in the Company’s employment needs. Change in control benefits are intended to encourage executives to remain focused on the Company’s business in the event of rumored or actual fundamental corporate changes. See further detail under the section entitled “Employment Agreements, Severance and Change in Control Plans.”

Perquisites and Executive Relocation Benefits
We provide our executive officers with relatively limited perquisites that we believe are reasonable and in the best interests of the Company. We promote wellness initiatives in our employee health insurance plans, and we provide physicals and make premium payments for long-term disability insurance for all of our named executive officers. In 2010, Mr. Lamneck’s perquisites also included the Company’s payment of expenses incurred related to his hire and relocation. Mr. Fenton was provided with an automobile allowance and private medical coverage, which are benefits generally available to management in the United Kingdom, where Mr. Fenton resides. Except for perquisites provided to Mr. Lamneck, Mr. Fenton and Mr. Andrews, which are included in the Summary Compensation Table in this proxy statement, the cost of certain perquisites and other personal benefits did not exceed $10,000 in the aggregate for either Ms. Bryan or Mr. Speidel.
In accordance with the terms of Mr. Lamneck’s employment agreement, the Company acquired his former residence on the Gulf Coast of Florida for $2,100,000 in May 2010. The price paid was based on two independent real estate appraisals performed in late January/early February of 2010, immediately subsequent to the President and CEO’s employment. The Company sold the former residence on October 15, 2010 for $1,300,000, resulting in a loss to the Company of approximately $900,000.
Stock Ownership Guidelines
On February 15, 2007, the Board, upon the recommendation of the Compensation Committee, adopted stock ownership guidelines that:
•	are designed to align the interests of key executives, Board members and stockholders;
•	provide a five-year transition period for each new executive and each new Board member to reach ownership guidelines; and
•	define which ownership interests will count towards the guidelines.
The guidelines specify that, subsequent to the five-year transition period, as of each January 1, each executive and each Board member is expected to hold Insight shares at least equal to a specified multiple of his or her annual base salary or retainer. For the President and Chief Executive Officer, two times annual base salary is required, for all other Executives, one times annual base salary is required, and for Board members, two times the annual base retainer is required. Failure to meet or to show sustained progress toward meeting the Stock Ownership Guidelines may result in a reduction in future long-term incentive grants and also may result in a requirement to retain some or all stock attained through Company grants of equity until the Stock Ownership Guidelines are attained.
Role of Executives in the Compensation Setting Process
The Compensation Committee has the overall responsibility for approving the cash-based incentive compensation for the officers that are subject to the reporting requirements of Section 16(a) of the Exchange Act. To facilitate this process, the Chief Executive Officer and other members of the management team prepare and present information and recommendations to the Compensation Committee for review, consideration and approval.

With respect to the cash compensation of all other teammates, the Compensation Committee functions in an oversight role as these decisions are considered the responsibility of management. With respect to equity-based compensation, the Compensation Committee approves the annual RSU program grants as well as the pool of available shares from which the Chief Executive Officer may make discretionary or new-hire RSU grants throughout the year, or both, to individuals other than non-employee directors or individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act. The Compensation Committee reviews reports on such discretionary grants on a quarterly basis. For all officers subject to the reporting requirements of Section 16(a) of the Exchange Act, the Chief Executive Officer and other members of the management team prepare and present information and recommendations to the Compensation Committee for review, consideration and approval of equity-based awards.
The Chief Executive Officer does not have the ability to call Compensation Committee meetings and does not attend those portions of the Compensation Committee meetings where his compensation is discussed. During 2010, the Chief Executive Officer did not meet with Pay Governance, Inc. or Towers Watson outside of Compensation Committee meetings or retain any other compensation consultant.
Executive Compensation Recovery
We have an incentive compensation recovery policy that applies to our executive officers. Under this policy, in the event of a material restatement of our financial results, we may recover from an executive officer any incentive compensation that was based on having met or exceeded performance targets if an executive officer engaged in fraud or intentional misconduct that resulted in an increase in his or her incentive compensation.
Chief Executive Officer Compensation
The Compensation Committee determines compensation for the Chief Executive Officer using the same criteria it uses for other executives, placing relatively less emphasis on base salary and, instead, creating greater performance-based opportunities for short-term and long-term incentive compensation (cash and equity, respectively).
Effective January 1, 2010, Kenneth T. Lamneck was appointed President and Chief Executive Officer and a director of the Company. The Company and Mr. Lamneck entered into an employment agreement, the terms of which are discussed in more detail under the caption “Employment Agreements, Severance and Change of Control Plans.” Pursuant to his employment agreement, Mr. Lamneck was entitled to an annual base salary of $600,000. For 2010, Mr. Lamneck’s target for the cash incentive plan was $600,000. As described above, based on the Company’s actual performance compared to its financial objectives for the 2010 Plan, Mr. Lamneck earned 200% of his target for the cash incentive plan, or $1,200,000. On February 20, 2010, Mr. Lamneck was granted, under the Omnibus Plan, 131,349 RSUs. Of these RSUs, 60% are performance-based, and 40% are service-based. As described above, based on the Company’s actual diluted EPS for the year ended December 31, 2010, Mr. Lamneck received 200% of his targeted performance-based RSUs, or 157,620 RSUs, in addition to his 52,539 service-based RSUs, for a total of 210,159 RSUs, which equated to an aggregate value of $2,784,607, based on the closing price of the Company’s common stock on February 20, 2010 (the grant date). All of the RSUs vest over a period of three years. In addition, the Company agreed to (i) compensate Mr. Lamneck for incentive compensation foregone at his previous employer, by making a one-time payment of $500,000 and a one-time award of 131,349 service-based RSUs, which equated to an aggregate value of $1,500,000, based on the closing price of the Company’s common stock on January 1, 2010 (the grant date), to vest over a period of three years and (ii) provide Mr. Lamneck relocation benefits in accordance with the Company’s relocation policy.

Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) generally prohibits a public company from taking an income tax deduction for compensation over $1 million paid to the principal executive officer and any one of the three highest paid executive officers (other than the principal executive officer or the principal financial officer) as of the close of the applicable taxable year, unless certain conditions are met. While the anticipated tax treatment of compensation is given some weight in making compensation decisions, the Compensation Committee has not adopted a policy of limiting awards of compensation to amounts that would be deductible under Section 162(m) because the Compensation Committee believes that awards of compensation which would not comply with the Section 162(m) requirements could at times further the long-term interests of the Company and its stockholders. Nevertheless, the Compensation Committee believes that it is important to maximize the corporate tax deductibility of executive compensation. Therefore, to help maximize the deductibility of payments made beginning in 2008, the Company sought and received stockholder approval of its 2007 Omnibus Plan.
Accounting for Stock-Based Compensation
Stock-based compensation is measured based on the fair value of the award on the date of grant and the corresponding expense is recognized over the period during which the executive is required to provide service in exchange for the reward. Compensation expense related to service-based RSUs is recognized on a straight-line basis over the requisite service period for the entire award. Compensation expense related to performance-based RSUs is recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards (i.e., a graded vesting basis).
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with management, and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
COMPENSATION COMMITTEE:

Kathleen S. Pushor, Chair	Bennett Dorrance	Robertson C. Jones	Robert F. Woods
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
No member of the Compensation Committee was at any time during 2010 or at any other time an officer or employee of Insight, and no member had any relationship with Insight requiring disclosure under Item 404 of Regulation S-K. No executive officer of Insight has served on the Board or Compensation Committee of any other entity that has or has had one or more executive officers who served as a member of the Board or the Compensation Committee of Insight during 2010.
SUMMARY COMPENSATION TABLE
The table below sets forth the total compensation for services rendered to us by our principal executive officer, our principal financial officer and our three other most highly compensated executive officers. We refer to these persons as named executive officers.
The amounts shown include both amounts paid and amounts deferred, and with respect to Mr. Lamneck, the amounts shown include $2,000,000 of one-time payments and awards to compensate Mr. Lamneck, at the start of his employment with the Company on January 1, 2010, for incentive compensation foregone at his previous employer.

					Non-Equity
					Incentive Plan	All Other
Name and Principal			Bonus	Stock Awards	Compensation	Compensation
Position	Year	Salary ($)	($)(1)	($)(2)	($)(3)	($)(4)	Total ($)

Kenneth T. Lamneck (5) President and Chief Executive Officer	2010	600,000	500,000	3,240,375	1,200,000	114,217	5,654,592

Glynis A. Bryan	2010	400,000	—	646,878	637,600	—	1,684,478
Chief Financial Officer	2009	400,000	—	246,857	343,294	3,675	993,826
	2008	400,000	—	1,087,542	170,000	3,593	1,661,135

Stuart A. Fenton (6)	2010	459,134	—	1,307,742	345,060	29,050	2,140,986
President – EMEA/APAC	2009	351,961	—	203,915	168,355	26,801	751,032
	2008	417,318	—	1,792,568	254,311	41,072	2,505,269

Steven R. Andrews	2010	285,000	—	374,631	262,600	20,679	942,910
General Counsel and Secretary	2009	285,000	—	122,562	141,356	—	548,918

Stephen A. Speidel	2010	270,000	—	320,637	172,500	—	763,137
Senior Vice President, Operations	2009	270,000	25,000	122,562	92,891	1,057	511,510

(1)	In conjunction with Mr. Lamneck’s employment effective January 1, 2010, the Company agreed to compensate Mr. Lamneck for incentive compensation foregone at his previous employer by making a one-time payment of $500,000 in addition to the one-time award of service-based awards described below. On February 15, 2010, the Compensation Committee approved a $25,000 discretionary cash bonus for 2009 for Mr. Speidel in recognition of his work in completing a large and complex systems project in 2008 and 2009.

(2)	These amounts reflect the grant date fair value of the RSU awards granted to our named executive officers. For awards subject to performance conditions, the grant date fair value reported was based on the probable outcome of the performance conditions, determined as of the grant date.

For 2010, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 19, 2010 (the last trading day immediately preceding the grant date since the grant date was not a trading day) of $13.25 multiplied by the target number of RSU awards, as the target was considered to be the probable outcome as of the grant date. For the 60% of the 2010 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. For Mr. Lamneck, Ms. Bryan, Mr. Fenton, Mr. Andrews and Mr. Speidel, the maximum value of RSUs assuming the maximum achievement at the highest level of performance was $2,784,607, $1,035,011, $800,009, $599,404 and $513,014, respectively. As discussed in the CD&A section of this proxy statement, the actual award for 2010 was 200% of the target number of performance-based RSUs. Additionally, in conjunction with Mr. Lamneck’s employment effective January 1, 2010, the Company agreed to compensate Mr. Lamneck for incentive compensation foregone at his previous employer, by making a one-time award of 131,349 service-based RSUs, which equated to an aggregate value of $1,500,000, based on the closing price of the Company’s common stock on December 31, 2009 (the last trading day immediately preceding the grant date of January 1, 2010 since the grant date was not a trading day) in addition to the one-time cash bonus payment of $500,000 described above. On March 10, 2010, the Compensation Committee awarded a special RSU grant to Mr. Fenton of 56,604 shares as a retention incentive, vesting over a 5-year period, with no shares vesting on the first anniversary of the award and 25% vesting on each of the second, third, fourth and fifth anniversaries of the award. The grant date fair value of the special award to Mr. Fenton was calculated based on the closing price of the Company’s common stock on March 10, 2010 (the grant date) of $14.27.

For 2009, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 20, 2009 (the date of grant) of $2.75 multiplied by the target number of RSU awards, as the target was considered to be the probable outcome as of the grant date. For the 60% of the 2009 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. For Ms. Bryan, Mr. Fenton, Mr. Andrews and Mr. Speidel, the maximum value of RSUs assuming the maximum achievement at the highest level of performance would have been $394,970, $326,264, $196,099 and $196,099, respectively. The actual award for 2009 was 120% of the target number of performance-based RSUs.

For 2008, the grant date fair value was calculated based on the closing price of the Company’s common stock on February 20, 2008 (the date of grant) of $18.87 multiplied by the target number of RSU awards, as the target was considered to be the probable outcome as of the grant date. For 2008, RSUs granted to executive officers were 100% performance-based. The maximum award attainable was 130% of the target number of RSU awards. The number of actual RSUs ultimately awarded was zero, determined by non-achievement of minimum targeted consolidated non-GAAP diluted EPS of the Company for the fiscal year ending December 31, 2008. Additionally, pursuant to her employment agreement effective December 16, 2007, Ms Bryan received an award of 15,000 serviced-based RSUs on January 10, 2008. The grant date fair value of the award that Ms. Bryan received in connection with the commencement of her employment was calculated based on the closing price of the Company’s stock on January 10, 2008 of $16.04. Pursuant to the 2008 Performance-Awarded RSU Retention Plan, Mr. Fenton received an award of 100,000 RSUs to be issued based upon achievement of specific stock price hurdles within specific timeframes. Because the performance-awarded RSUs to Mr. Fenton had a market condition, a custom Monte Carlo simulation model was used to estimate the award’s fair value at the grant date. No shares were issued under this plan in 2008, and on February 19, 2009, Mr. Fenton forfeited this award.

For all three years for which grant date fair value is presented in the table above, no estimate of forfeitures is included in these amounts, nor were any actual forfeitures included in these amounts.

(3)	Non-Equity Incentive Plan Compensation represents bonuses earned by executives under the 2010, 2009 and 2008 cash incentive plans, respectively. The cash incentive plan compensation for 2010 was paid to the named executive officers prior to March 15, 2011.

(4)	All Other Compensation for 2010 represents payments to:
•	Mr. Lamneck for expenses incurred related to his employment and relocation benefits of $104,897, premium payments made on his behalf for long-term disability insurance and the cost of an executive health examination. In accordance with the terms of Mr. Lamneck’s employment agreement, the Company acquired his former residence on the Gulf Coast of Florida for $2,100,000 in May 2010. The price paid was based on two independent real estate appraisals performed in late January/early February of 2010, immediately subsequent to the President and CEO’s employment. The Company sold the former residence on October 15, 2010 for $1,300,000, resulting in a loss to the Company of approximately $900,000. No amounts related to the acquisition or sale of Mr. Lamneck’s former residence by the Company were included in the Summary Compensation Table.
•	Mr. Fenton for an auto allowance of $26,979 and private medical coverage. We consider the cost of the auto allowance and private medical coverage for Mr. Fenton to be perquisites.

•	Mr. Andrews for an executive health examination and premium payments made on his behalf for long-term disability insurance.

(5)	Mr. Lamneck was appointed President and Chief Executive Officer effective January 1, 2010. The amounts shown in the Summary Compensation Table include $2,000,000 of one-time amounts to compensate Mr. Lamneck for incentive compensation foregone at his previous employer. Mr. Lamneck’s 2010 compensation is detailed as follows:

				Non-Equity
			Stock	Incentive Plan	All Other
	Salary	Bonus	Awards	Compensation	Compensation	Total
One-time	$—	$500,000	$1,500,000	$—	$104,897	$2,104,897
Ongoing	600,000	—	1,740,375	1,200,000	9,320	3,549,695

Total	$600,000	$500,000	$3,240,375	$1,200,000	$114,217	$5,654,592

(6)	Mr. Fenton is a resident of the United Kingdom. He is paid in GBP. The amounts included in the table above were determined by multiplying the average exchange rates applicable for the quarters ended March 31, June 30, September 30, and December 31, of each year, respectively, by the compensation earned during the quarter.
Except for the perquisites to Mr. Lamneck, Mr. Fenton and Mr. Andrews detailed in footnote (4) above, the cost of certain perquisites and other personal benefits are not included because in the aggregate they did not exceed $10,000 for Ms. Bryan or Mr. Speidel.

GRANTS OF PLAN-BASED AWARDS
The following table sets forth information regarding grants of plan-based awards made during the year ended December 31, 2010 to the named executive officers.

									All Other
									Stock	Grant Date
									Awards:	Fair Value of
			Estimated Future Payouts Under			Estimated Future Payouts Under			Number of	Stock and
			Non-Equity Incentive Plan Awards (1)			Equity Incentive Plan Awards (2)			Shares of	Option
	Grant	Approval	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Awards
Name	Date	Date	($)	($)	($)	(#)	(#)	(#)	(#)(3)	($)(3)

Kenneth T. Lamneck	1/1/2010	12/14/2009	—	—	—	—	—	—	131,349	1,500,000
	—	2/15/2010	—	600,000	1,200,000	—	—	—	—	—
	2/20/2010	2/15/2010	—	—	—	—	78,810	157,620	—	1,044,233
	2/20/2010	2/15/2010	—	—	—	—	—	—	52,539	696,142

Glynis A. Bryan	—	2/15/2010	—	318,750	637,500	—	—	—	—	—
	2/20/2010	2/15/2010	—	—	—	—	29,293	58,586	—	388,132
	2/20/2010	2/15/2010	—	—	—	—	—	—	19,528	258,746

Stuart A. Fenton (4)	—	2/15/2010	—	196,400	392,800	—	—	—	—	—
	2/20/2010	2/15/2010	—	—	—	—	22,642	45,284	—	300,007
	2/20/2010	2/15/2010	—	—	—	—	—	—	15,094	199,996
	3/10/2010	3/10/2010	—	—	—	—	—	—	56,604	807,739

Steven R. Andrews	—	2/15/2010	—	131,250	262,500	—	—	—	—	—
	2/20/2010	2/15/2010	—	—	—	—	16,964	33,928	—	224,773
	2/20/2010	2/15/2010	—	—	—	—	—	—	11,310	149,858

Stephen A. Speidel	—	2/15/2010	—	86,250	172,500	—	—	—	—	—
	2/20/2010	2/15/2010	—	—	—	—	14,519	29,038	—	192,377
	2/20/2010	2/15/2010	—	—	—	—	—	—	9,680	128,260

(1)	Represents awards under the 2010 cash incentive plan discussed under the heading “2010 Cash Incentive Plan” of the CD&A in this proxy statement. The maximum estimated future payouts under non-equity incentive plan awards was computed as 200% of the target cash incentive compensation component that was based on non-GAAP earnings from operations goals (60%) and 200% of the target cash incentive compensation component that was based on individual performance goals (40%). Actual amounts are reflected in the Summary Compensation Table, and there are no future payouts related to these awards.

(2)	Pursuant to the 2010 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our named executive officers were made on February 20, 2010. For the 60% of the 2010 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. The number of actual performance-based RSUs ultimately awarded was 200% of the target, determined by over-achievement of targeted consolidated non-GAAP diluted EPS of the Company for the fiscal year ended December 31, 2010. The grant date fair values of stock and option awards are also reflected in the Summary Compensation Table.

(3)	In conjunction with Mr. Lamneck’s employment effective January 1, 2010, the Company agreed to compensate Mr. Lamneck for incentive compensation foregone at his previous employer, by making a one-time award of RSUs, which equated to an aggregate value of $1,500,000, based on the closing price of the Company’s common stock on December 31, 2009 (the last trading day immediately preceding the grant date of January 1, 2010 since the grant date was not a trading day) in addition to the one-time cash bonus payment of $500,000 described in footnote (1) to the Summary Compensation Table. The $1,500,000 fair value equated to 131,349 RSUs based on the closing price of the Company’s common stock on December 31, 2009 of $11.42.

On March 10, 2010, the Compensation Committee awarded a special RSU grant to Mr. Fenton of 56,604 shares as a retention incentive, vesting over a 5-year period, with no shares vesting on the first anniversary of the award and 25% vesting on each of the second, third, fourth and fifth anniversaries of the award. The grant date fair value of the special award to Mr. Fenton was calculated based on the closing price of the Company’s common stock on March 10, 2010 (the grant date) of $14.27.

The grant date fair value for the remaining annual plan-based awards was calculated based on the closing price of the Company’s common stock on February 19, 2010 of $13.25 multiplied by the target number of RSU awards, as the target was considered to be the probable outcome as of the grant date.

(4)	Mr. Fenton’s cash incentive target and maximum amounts for the 2010 cash incentive plan were translated into U.S. dollars for presentation in this proxy statement using an assumed GBP exchange rate of $1.80.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information regarding outstanding equity awards at December 31, 2010 for the named executive officers.

	Option Awards				Stock Awards
	Number	Number of
	of	Securities
	Securities	Underlying			Number of	Market Value of
	Underlying	Unexercised			Shares or Units	Shares or Units
	Unexercised	Options (#)	Option Exercise	Option	of Stock That	of Stock That
	Options (#)	Unexercisable	Price	Expiration	Have Not Vested	Have Not Vested
Name	Exercisable	(1)	($)	Date	(#)(2)	($)(3)

Kenneth T. Lamneck	—	—	—	—	341,508	4,494,245

Glynis A. Bryan	200,000	—	17.77	12/17/2012	—	—
	—	—	—	—	150,139	1,975,829

Stuart A. Fenton	—	—	—	—	172,347	2,268,087

Steven R. Andrews	—	—	—	—	78,514	1,033,244

Stephen A. Speidel	—	—	—	—	71,994	947,441

(1)	There are no unvested options outstanding as of December 31, 2010. The option awards to Ms. Bryan were made under the 2007 Plan.

(2)	Under various service-based equity incentive compensation programs, our named executive officers have received varying levels of grants of service-based RSUs and restricted stock awards that vest ratably over three years.

Pursuant to the 2009 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our named executive officers were made in February 2009. For the 60% of the 2009 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. The number of actual performance-based RSUs ultimately awarded was 120% of the target, determined by over-achievement of targeted consolidated non-GAAP diluted EPS of the Company for the fiscal year ended December 31, 2009. As of December 31, 2009, upon the Company’s achievement of the actual non-GAAP diluted EPS amount for the fiscal year ended December 31, 2009, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date. All of these grants of RSUs were made under the 2007 Plan.

Pursuant to the 2010 equity-based incentive compensation program, grants of service-based (40%) and performance-based (60%) RSUs to our named executive officers were made in February 2010. For the 60% of the 2010 awards that were subject to performance conditions, the maximum award attainable was 200% of the target number of RSU awards. The number of actual performance-based RSUs ultimately awarded was 200% of the target, determined by over-achievement of targeted consolidated non-GAAP diluted EPS of the Company for the fiscal year ended December 31, 2010. As of December 31, 2010, upon the Company’s achievement of the actual non-GAAP diluted EPS amount for the fiscal year ended December 31, 2010, the RSUs effectively became service-based RSUs, vesting ratably over the three years following the grant date. All of these grants of RSUs were made under the 2007 Plan.

(3)	Represents the value based upon the number of shares awarded multiplied by the closing price on December 31, 2010 ($13.16).
Employment Agreements, Severance and Change in Control Plans
Our current employment agreements with executives and our incentive compensation plans reflect our compensation philosophy. The employment agreements for our named executive officers provide for continually renewing terms (one year for Messrs. Lamneck, Andrews and Speidel, two years for Ms. Bryan and Mr. Fenton). Under the 2007 Plan, upon a change in control:
•	any options and SARs become fully exercisable and vested to the full extent of the original grant;
•	any restrictions and deferral limitations applicable to any restricted stock or stock units lapse;
•	all performance shares, performance units and deferred amounts will be earned and payable in full at target levels and any restrictions shall lapse; and
•	other conditions applicable to any other awards lapse, and such other awards become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.
All other change in control benefits are “double trigger” (which means that they are triggered by two events: a change in control; plus a triggering termination under the change of control agreement), rather than “single trigger” (triggered only by a change in control).
The Company’s employment agreements with its executives comply with Section 409A of the Code (other than Mr. Fenton, who resides in the United Kingdom). The material terms of the employment agreements with our current named executive officers are as follows:
Kenneth T. Lamneck
(i)	effective as of January 1, 2010;
(ii)	a severance payment upon termination “without cause,” by Mr. Lamneck for “good reason” as those terms are defined in the agreement, or at the expiration of the term due to the Company’s issuance of a non-renewal notice. In the event of such termination and subject to a release of claims against the Company by Mr. Lamneck, he will be entitled to receive severance pay in the amount of $1,800,000, payable in 24 semi-monthly equal installments over a period of 12 months following the date of termination.
(iii)	in the event of Mr. Lamneck’s death or “disability” as such term is defined in the agreement, he or his estate shall receive payment for earned, but unpaid base salary, accrued but unused vacation, unreimbursed business expenses and any vested benefits he may be entitled to receive under any Company disability or insurance plan or other applicable employee benefit plan;
(iv)	the agreement also provides for non-disclosure by Mr. Lamneck of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.

The table below outlines the potential payments to Mr. Lamneck upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2010:

		Stock Based
		Compensation
Triggering Event	Severance	Awards(1)	Benefits	Total

Termination Without Cause or for Good Reason as defined in the employment agreement	$1,800,000	$—	$—	$1,800,000

Change in Control – Involuntary Termination	1,800,000	2,489,221	—	4,289,221

Change in Control – Without Termination	—	2,489,221	—	2,489,221

Disability	—	—	—	—

Death	—	—	—	—

(1)	Represents the unamortized expense related to RSUs at December 31, 2010. Assuming a hypothetical date of termination of December 31, 2010, the intrinsic value of the stock awards available to Mr. Lamneck is $4,494,245, which represents the value based on the closing price of the Company’s common stock on December 31, 2010 of $13.16 per share.
Glynis A. Bryan
(i)	effective as of January 1, 2009;
(ii)	a severance payment upon termination “without cause” or termination by Ms. Bryan for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to two times her annual base salary, plus one times the annual bonus during the one of the two immediately preceding fiscal years that would produce the higher award, plus a prorated portion of any current quarterly or annual bonus, plus benefits continuation until the earlier of (1) 24 months or (2) the day on which she is eligible to receive substantially similar benefits without being required to pay any premiums with respect to such benefits;
(iii)	a severance payment following a “change in control” of the Company if Ms. Bryan terminates her employment for “good reason,” or the Company terminates her employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 24 months after the change in control occurs, equal to two times her highest annual base salary in effect during the term of the agreement and two times the higher annual bonus during the one of the two immediately preceding fiscal years which would produce the higher award, plus a prorated portion of any current quarterly or annual bonus, plus benefits continuation through the earlier of (1) 42 months following termination or (2) the date on which she is eligible to receive substantially similar benefits without being required to pay any premiums with respect to such benefits. All payments made following a “change in control” are to be grossed-up for Ms. Bryan’s excise taxes if the payment exceeds prescribed limits;

(iv)	in the event of Ms. Bryan’s death, her estate will be entitled to a lump sum payment equal to 90 days of her base salary and a prorated portion of any incentive compensation earned for the quarter in which her death occurred, plus a prorated bonus for the year in which her death occurs for any incentive compensation plan with annual objectives;
(v)	in the event of Ms. Bryan’s “disability” as such term is defined in the agreement, she shall receive a lump sum payment equal to 90 days of her base salary and a prorated portion of any incentive compensation earned for the quarter in which the agreement is terminated due to disability, plus a prorated bonus for the year in which the termination takes place for any incentive compensation plan with annual objectives; and
(vi)	the agreement also provides for non-disclosure by Ms. Bryan of our confidential information and includes covenants by her not to compete with Insight or solicit its employees, suppliers or customers for a period of two years following termination of employment.
The table below outlines the potential payments to Ms. Bryan upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2010:

		Stock Based
		Compensation
Triggering Event	Severance	Awards(1)	Benefits	Total

Termination Without Cause or for Good Reason as defined in the employment agreement	$1,607,600	$—	$23,972	$1,631,572

Change in Control – Involuntary Termination	1,777,600	619,200	313,822	2,710,622

Change in Control – Without Termination	—	619,200	—	619,200

Disability	737,600	—	—	737,600

Death	737,600	—	—	737,600

(1)	Represents the unamortized expense related to RSUs at December 31, 2010. Assuming a hypothetical date of termination of December 31, 2010, the intrinsic value of the stock awards available to Ms. Bryan is $1,975,829, which represents the value based on the closing price of the Company’s common stock on December 31, 2010 of $13.16 per share. Ms. Bryan’s option awards had no intrinsic value at December 31, 2010 because the exercise price for the outstanding awards was greater than the closing price of the Company’s common stock on that date.
Stuart A. Fenton
(i)	amended and restated agreement entered into as of May 18, 2010;
(ii)	a severance payment upon termination “without cause” or termination by Mr. Fenton for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to two times his annual base salary, plus one times the annual bonus during the one of the two immediately preceding fiscal years that would produce the higher award, plus a prorated portion of any current quarterly or annual bonus, plus benefits continuation until the earlier of (1) 24 months or (2) the date on which he is eligible to receive substantially similar benefits without being required to pay any premium with respect to such benefits;

(iii)	a severance payment following a “change in control” of the Company if Mr. Fenton terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 24 months after the change in control occurs, equal to two times his highest annual base salary in effect during the term of the agreement and two times the higher annual bonus during the one of the two immediately preceding fiscal years which would produce the higher award, plus a prorated portion of any current quarterly or annual bonus, plus benefits continuation through the earlier of (1) 42 months following termination or (2) the date on which he is eligible to receive substantially similar benefits without being required to pay any premium with respect to such benefits;
(iv)	in the event of Mr. Fenton’s death, his estate will be entitled to a lump sum payment equal to 90 days of his base salary and a prorated portion of any incentive compensation earned for the quarter in which his death occurred, plus a prorated bonus for the year in which his death occurs for any incentive compensation plan with annual objectives;
(v)	in the event of Mr. Fenton’s “disability” as such term is defined in the agreement, he shall receive a lump sum payment equal to 90 days of his base salary and a prorated portion of any incentive compensation earned for the quarter in which the agreement is terminated due to disability, plus a prorated bonus for the year in which the termination takes place for any incentive compensation plan with annual objectives; and
(vi)	the agreement also provides for non-disclosure by Mr. Fenton of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.
The table below outlines the potential payments to Mr. Fenton upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2010:

		Stock Based
		Compensation
Triggering Event	Severance(1)	Awards(2)	Benefits	Total

Termination Without Cause or for Good Reason as defined in the employment agreement	$1,617,048	$—	$2,071	$1,619,119

Change in Control – Involuntary Termination	1,970,768	1,157,120	7,249	3,135,137

Change in Control – Without Termination	—	1,157,120	—	1,157,120

Disability	459,844	—	—	459,844

Death	459,844	—	—	459,844

(1)	Severance payment translated into U.S. dollars using the GBP average exchange rates applicable for the quarters ended March 31, June 30, September 30, and December 31, 2010 by the compensation earned during the quarter.

(2)	Represents the unamortized expense related to RSUs at December 31, 2010. Assuming a hypothetical date of termination of December 31, 2010, the intrinsic value of the stock awards available to Mr. Fenton is $2,268,087, respectively, which represents the value based upon the closing price of the Company’s common stock on December 31, 2010 of $13.16 per share.

Steven R. Andrews
(i)	effective as of January 1, 2009;
(ii)	a severance payment upon termination “without cause” or termination by Mr. Andrews for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to one times his annual base salary, plus one times the annual bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual bonus, plus benefits continuation until the earlier of (1) 12 months or (2) the day on which he is eligible to receive substantially similar benefits without being required to pay any premium with respect to such benefits;
(iii)	a severance payment following a “change in control” of the Company if Mr. Andrews terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 12 months after the change in control occurs, equal to two times his highest annual base salary in effect during the term of the agreement and two times the higher annual bonus during the one of the two immediately preceding fiscal years which would produce the higher award, plus a prorated portion of any current quarterly or annual bonus, plus benefits continuation through the earlier of (1) 24 months following termination or (2) the day on which he is eligible to receive substantially similar benefits without being required to pay any premium with respect to such benefits. In the event that payments made following a “change in control” would trigger an excise tax under the Code, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%;
(iv)	in the event of Mr. Andrews’ death, his estate will be entitled to a lump sum payment equal to 90 days of his base salary and a prorated portion of any incentive compensation earned for the quarter in which his death occurred, plus a prorated bonus for the year in which his death occurs for any incentive compensation plan with annual objectives;
(v)	in the event of Mr. Andrews’ “disability” as such term is defined in the agreement, he shall receive a lump sum payment equal to 90 days of his base salary and a prorated portion of any incentive compensation earned for the quarter in which the agreement is terminated due to disability, plus a prorated bonus for the year in which the termination takes place for any incentive compensation plan with annual objectives; and
(vi)	the agreement also provides for non-disclosure by Mr. Andrews of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.

The table below outlines the potential payments to Mr. Andrews upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2010:

		Stock Based
		Compensation
Triggering Event	Severance	Awards(1)	Benefits	Total

Termination Without Cause or for Good Reason as defined in the employment agreement	$492,856	$—	$22,040	$514,896

Change in Control – Involuntary Termination	994,068	352,022	44,080	1,390,170

Change in Control – Without Termination	—	352,022	—	352,022

Disability	212,606	—	—	212,606

Death	212,606	—	—	212,606

(1)	Represents the unamortized expense related to RSUs at December 31, 2010. Assuming a hypothetical date of termination of December 31, 2010, the intrinsic value of stock awards available to Mr. Andrews is $1,033,244, which represents the value based on the closing price of the Company’s common stock on December 31, 2010 of $13.16 per share.
Stephen A. Speidel
(i)	effective as of January 1, 2009;
(ii)	a severance payment upon termination “without cause” or termination by Mr. Speidel for “good reason,” as those terms are defined in the agreement, payable upon termination, equal to one times his annual base salary, plus one times the annual bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual bonus, plus benefits continuation until the earlier of (1) 12 months or (2) the day on which he is eligible to receive substantially similar benefits without being required to pay any premium with respect to such benefits;
(iii)	a severance payment following a “change in control” of the Company if Mr. Speidel terminates his employment for “good reason,” or the Company terminates his employment “without cause,” as those terms are defined in the agreement, prior to the expiration of 12 months after the change in control occurs, equal to one times his highest annual base salary in effect during the term of the agreement and one times the annual bonus during the immediately preceding fiscal year, plus a prorated portion of any current quarterly or annual bonus, plus benefits continuation through the earlier of 12 months following termination or eligibility for new benefits. In the event that payments made following a “change in control” would trigger an excise tax under the Code, the payments are to be reduced to the highest amount that would not trigger that excise tax, except that the limitation would not apply if the difference between the calculated amount (without applying the cap) and the reduced amount (after applying the cap) is greater than 25%;
(iv)	in the event of Mr. Speidel’s death, his estate will be entitled to a lump sum payment equal to 90 days of his base salary and a prorated portion of any incentive compensation earned for the quarter in which his death occurred, plus a prorated bonus for the year in which his death occurs for any incentive compensation plan with annual objectives;

(v)	in the event of Mr. Speidel’s “disability” as such term is defined in the agreement, he shall receive a lump sum payment equal to 90 days of his base salary and a prorated portion of any incentive compensation earned for the quarter in which the agreement is terminated due to disability, plus a prorated bonus for the year in which the termination takes place for any incentive compensation plan with annual objectives; and
(vi)	the agreement also provides for non-disclosure by Mr. Speidel of our confidential information and includes covenants by him not to compete with Insight or solicit its employees, suppliers or customers for a period of 12 months following termination of employment.
The table below outlines the potential payments to Mr. Speidel upon the occurrence of certain termination triggering events assuming a hypothetical effective date of termination of December 31, 2010:

		Stock Based
		Compensation
Triggering Event	Severance	Awards(1)	Benefits	Total

Termination Without Cause or for Good Reason as defined in the employment agreement	$505,782	$—	$20,131	$525,913

Change in Control – Involuntary Termination	505,782	305,877	20,131	831,790

Change in Control – Without Termination	—	305,877	—	305,877

Disability	185,391	—	—	185,391

Death	185,391	—	—	185,391

(1)	Represents the unamortized expense related to RSUs at December 31, 2010. Assuming a hypothetical date of termination of December 31, 2010, the intrinsic value of stock awards available to Mr. Speidel is $947,441, which represents the value based on the closing price of the Company’s common stock on December 31, 2010 of $13.16 per share.

OPTION EXERCISES AND STOCK VESTED TABLE
The following table sets forth information with respect to shares of Insight Enterprises, Inc. common stock acquired through exercises of stock options and vesting of restricted shares and units and the number of shares acquired and value realized on exercise or vesting by the named executive officers during 2010.

	Stock Awards
	Number of
	Shares
	Acquired	Value Realized
Name	on Vesting (#)(1)	on Vesting ($)(1)

Kenneth T. Lamneck	—	—

Glynis A. Bryan	38,513	504,397

Stuart A. Fenton	37,950	501,195

Steven R. Andrews	21,273	292,125

Stephen A. Speidel	20,373	269,942

(1)	During 2010, the stock awards (all RSUs) that vested for the named executive officers in the United States were net-share settled such that the Company withheld shares with value equivalent to the named executive officer’s minimum statutory United States tax obligation for the applicable income and other employment taxes and remitted cash to the appropriate taxing authorities. The amounts in the table represent the gross number of shares and value realized on vesting for each of the named executive officers. The net number of shares acquired by Ms. Bryan, Mr. Fenton, Mr. Andrews and Mr. Speidel on vesting were 25,784, 37,950, 14,112 and 14,060, respectively. No options were exercised during the year.
NONQUALIFIED DEFERRED COMPENSATION TABLE
Effective January 1, 2008, the Company established the Insight Enterprises, Inc. Deferred Compensation Plan (“Deferred Compensation Plan”). The Deferred Compensation Plan is a nonqualified deferred compensation plan maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” as defined by the Employee Retirement Income Security Act of 1974, as amended, and was designed to comply with Section 409A of the Code. The Deferred Compensation Plan permits participants to voluntarily defer receipt of compensation including salary, bonuses and any other cash compensation, up to 90% of base salary and up to 100% for other cash compensation. Participants earn a rate of return on their deferred amounts based on their selection from a variety of independently managed funds. Employees are fully vested in their deferrals, but withdrawals at times other than deferral dates selected by participants are not permitted until retirement, termination of employment, disability or death, except in case of unforeseen emergencies. The Company does not provide a guaranteed rate of return on these deferred amounts, and the rate of return realized depends on the participant’s fund selections and market performance of these funds. The following table provides information regarding voluntary contributions by each named executive officer under our non-qualified deferred compensation plan during 2010. The table also presents each named executive officer’s earnings, withdrawals and year-end balances in the plan.

	Executive	Company	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($)(1)	($)(2)	($)(3)	($)	($)(4)

Kenneth T. Lamneck	15,000	—	618	—	15,618

Stephen A. Speidel	27,867	—	10,858	—	111,237

(1)	The amounts reported in this column reflect, on a cash basis, named executive officer contributions during 2010 to the Deferred Compensation Plan. All of these amounts are included in the 2010 salary and non-equity incentive compensation amounts in the Summary Compensation Table.

(2)	The Company does not currently make any matching or discretionary contributions to the Deferred Compensation Plan and incurs immaterial administrative costs to maintain the plan.

(3)	The amounts are deemed investment returns in 2010 on employee contributions.

(4)	The balances are the balances of the named executive officers’ accounts as of December 31, 2010. All of the salary and non-equity compensation amounts voluntarily deferred by the named executive officers have been included in the salary and non-equity incentive compensation amounts reported for the named executive officers in the Summary Compensation Table.
DIRECTOR COMPENSATION
Mr. Lamneck did not receive any separate compensation for his Board service or activities. In 2010, each non-employee director received $20,000 per quarter for serving on the Board. An additional $2,500 per quarter was paid to the director serving as Chair of a committee. For 2011, each non-employee director will again receive $20,000 per quarter for serving on the Board and $2,500 per quarter for serving as Chair of a committee. For 2010, Mr. Crown, Chair of the Board, was paid a retainer of $110,000 in lieu of standard compensation for directors because of his time commitments to the Company as Chair of the Board. For 2011, the Compensation Committee has recommended to the Board for approval and the Board has approved a $110,000 retainer for Mr. Crown for service as Chair of the Board. We reimburse non-employee directors for their reasonable expenses incurred in connection with service as directors, and non-employee directors may elect to participate at their own cost in the medical and dental benefit programs offered to all teammates.
For 2010, existing non-employee directors received a grant of RSUs with a grant date fair value equal to $70,000, calculated at the closing price of the Company’s shares on the date of its 2010 annual meeting. For 2011, existing non-employee directors will continue to receive a grant of RSUs with a grant date fair value equal to $70,000, calculated at the closing price of the Company’s shares on the date of its annual meeting. Upon joining the Board, new non-employee directors will receive a pro-rata share of the last annual grant of RSUs to the other non-employee directors, based on the number of whole months the new non-employee director will serve before the next regularly scheduled annual meeting date. RSU awards to non-employee directors vest ratably over three years, and awards to non-employee directors made beginning in May 2011 will fully vest upon retirement, resignation or disability, subject to risk of loss if the non-employee director ends service on the Board without proper notice to the Board.

The table below sets forth information concerning compensation of the Company’s directors in 2010.

	Fees Earned or
	Paid in
	Cash	Stock Awards
Name	($)	($)(1)(2)	Total ($)

Timothy A. Crown	110,000	70,000	180,000

Bennett Dorrance	80,000	70,000	150,000

Michael M. Fisher	90,000	70,000	160,000

Larry A. Gunning	80,000	70,000	150,000

Anthony A. Ibargüen	78,409	70,000	148,409

Robertson C. Jones	90,000	70,000	160,000

Kathleen S. Pushor	85,000	70,000	155,000

David J. Robino(3)	34,615	—	34,615

Robert F. Woods	80,000	70,000	150,000

(1)	These amounts reflect the grant date fair value of the RSU awards granted to our directors. On May 19, 2010, each non-employee director was granted RSUs with a grant date fair value equal to $70,000, calculated at the closing price of the Company’s shares on the date of its 2010 annual meeting ($15.26). These amounts include awards pursuant to the 2007 Plan. An estimate of forfeitures is not included in these amounts, nor were any actual forfeitures included in these amounts.

(2)	As of December 31, 2010, the aggregate number of unvested stock awards outstanding for each non-employee director was as follows:

Unvested
Name	Stock Awards

Timothy A. Crown	10,980

Bennett Dorrance	10,980

Michael M. Fisher	10,980

Larry A. Gunning	10,980

Anthony A. Ibargüen	10,480

Robertson C. Jones	10,980

Kathleen S. Pushor	10,980

David J. Robino(3)	—

Robert F. Woods	8,192

(3)	Mr. Robino’s term as a director ended at the Company’s 2010 annual meeting, and he did not stand for reelection.
The cost of certain perquisites and other personal benefits are not included because in the aggregate they did not exceed, in the case of any director, $10,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under the securities laws of the United States, our directors, executive officers, and any persons holding more than 10% of our common stock are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the SEC. Specific due dates for these reports have been established, and we are required to disclose any known failure to file by these dates. Based upon a review of such reports furnished to us, or written representations that no reports were required, we believe that these filing requirements were satisfied in a timely manner during the year ended December 31, 2010.
RELATED PARTY TRANSACTIONS
Transactions with Related Persons
No director, executive officer or any beneficial owner of more than 5% of our outstanding capital stock had any direct or indirect material interest, in any transaction with us required to be disclosed during 2010 or since the commencement of the 2011 fiscal year.
Related Party Transaction Approval Policy
Our Board of Directors has adopted a written related party transaction policy, which is administered by the Audit Committee. This policy applies to any transaction or series of transactions in which the Company is a participant, the amount involved exceeds or is expected to exceed $120,000 in any calendar year and any related person has a direct or indirect interest. For purposes of the policy, “related persons” consist of directors or executive officers, any stockholder beneficially owning more than 5% of the Company’s common stock or immediate family members of any such persons. Under the policy, the Audit Committee will review all applicable related party transactions for approval, ratification or other action unless the transaction falls within the following list of categories of pre-approved transactions: employment of an executive officer if compensation is otherwise subject to disclosure requirements or approved by the Compensation Committee; director compensation subject to disclosure requirements; in the ordinary course of business, sales to or purchases from another company where a related party is employed or a director if the aggregate amount involved does not exceed the greater of $1 million or 2% of the other company’s total annual revenues (for sales) or $50,000 (for purchases); any charitable contribution, grant or endowment where the related party is employed or a director if the aggregate amount involved does not exceed the lesser of $10,000 or 2% of the charitable organization’s annual receipts; any transaction where the related party’s interest arises solely from the ownership of common stock and all holders of common stock received the same benefit on a pro rata basis; any transaction with a related party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority; and any transaction with a related party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services. In general, the Company is of the view that these transactions with related persons are not significant to investors because they take place under the Company’s standard policies and procedures or are otherwise subject to review. Any related party transaction requiring individual review will only be approved if the Audit Committee determines that such transaction will not impair the involved person’s service to, and exercise of judgment on behalf of, the Company, or otherwise create a conflict of interest that would be detrimental to the Company.

We also require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions with us in which such persons (or their immediate family members) had or will have a direct or indirect material interest (except for directors’ fees). Management reviews responses to the questionnaires and, if any such transactions are disclosed, they are reviewed by the Audit Committee. The types of transactions that have been reviewed in the past typically include the purchase from, and sale of products and services to, companies for which our directors serve as executive officers or directors, including purchases of marketing services for our use and products for resale to clients and the sale of products, software and services.
CODE OF ETHICS
We have adopted a Code of Ethics that applies to directors and all employees, including our Chief Executive Officer and our senior financial executives. The Code of Ethics may be viewed online on our website at www.insight.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendments to, or waivers from, a provision of our Code of Ethics by posting such information on our website at the location specified above, unless otherwise required by Nasdaq Rules to disclose any such waiver on Form 8-K.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 28, 2011 (except as otherwise indicated) by (i) each person or entity known to us own beneficially more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of the named executive officers and (iv) all directors and executive officers as a group.

	Shares of Common Stock Beneficially
	Owned(1)
Name	Number of Shares		Percent
FMR LLC	6,938,162	(2)	14.99%

BlackRock, Inc.	3,612,762	(3)	7.81%

Dimensional Fund Advisors LP	2,812,943	(4)	6.08%

AllianceBernstein LP	2,565,358	(5)	5.50%

The Vanguard Group, Inc.	2,416,634	(6)	5.22%

Glynis A. Bryan	278,190	(7)	*

Timothy A. Crown	235,613		*

Kenneth T. Lamneck	71,600		*

Stephen A. Speidel	29,536		*

Steven R. Andrews	27,465		*

Stuart A. Fenton	22,796		*

Michael M. Fisher	15,606	(8)	*

Kathleen S. Pushor	13,147		*

Bennett Dorrance	12,947		*

Robertson C. Jones	10,447		*

Anthony A. Ibargüen	7,947		*

Larry A. Gunning	3,447		*

Robert F. Woods	1,803		*

All directors and executive officers as a group (16 persons)	758,884	(9)	1.62%

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. In accordance with SEC rules, a person is deemed to own beneficially any shares that such person has the right to acquire within 60 days of the date of determination of beneficial ownership. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated by footnote, and subject to community property laws where applicable, to our knowledge the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Share data based on information in an amendment to a Schedule 13G filed on February 14, 2011 with the SEC by FMR LLC. As of December 31, 2010, the Schedule 13G indicates that FMR LLC had sole voting power with respect to 757,092 shares and sole dispositive power with respect to 6,938,162 shares. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(3)	Share data based on information in an amendment to a Schedule 13G filed on February 4, 2011 with the SEC by BlackRock, Inc. As of December 31, 2010, the Schedule 13G indicates that BlackRock, Inc. had sole voting power with respect to 3,612,762 shares and sole dispositive power with respect to 3,612,762 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)	Share data based on information in an amendment to a Schedule 13G filed on February 11, 2011 with the SEC by Dimensional Fund Advisors LP. As of December 31, 2010, the Schedule 13G indicates that Dimensional Fund Advisors LP had sole voting power with respect to 2,734,133 shares and sole dispositive power with respect to 2,812,943 shares. The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(5)	Share data based on information in a Schedule 13G filed on February 9, 2011 with the SEC by AllianceBernstein LP. As of December 31, 2010, the Schedule 13G indicates that AllianceBernstein LP had sole voting power with respect to 2,215,408 shares and sole dispositive power with respect to 2,565,358 shares. The address of AllianceBernstein LP is 1345 Avenue of the Americas, New York, NY 10105.

(6)	Share data based on information in a Schedule 13G filed on February 10, 2011 with the SEC by The Vanguard Group, Inc. As of December 31, 2010, the Schedule 13G indicates that The Vanguard Group, Inc. had sole voting power with respect to 71,686 shares and sole dispositive power with respect to 2,344,948 shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(7)	Includes 200,000 shares subject to options exercisable within 60 days of February 28, 2011.

(8)	Includes 7,593 shares subject to options exercisable within 60 days of February 28, 2011.

(9)	Includes 207,593 shares subject to options exercisable within 60 days of February 28, 2011.
PROPOSAL NO. 2
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act) requires us to obtain an advisory vote (non-binding) from our stockholders on the compensation of our named executive officers as disclosed in this proxy statement, which is often referred to as a “say on pay” proposal.
As described in the CD&A section of this proxy statement, our executive compensation philosophy is to offer competitive base salaries and emphasize cash and equity-based incentive compensation that encourage extraordinary effort on behalf of the Company. The objective of our executive compensation plans is to reward the achievement of specific financial, strategic and tactical goals by the Company and the individual executive that aligns the interests of management with the interests of our stockholders.
We are asking that our stockholders indicate their support of our executive compensation for our named executive officers as described in this proxy statement. While this advisory vote on our executive compensation is non-binding, our Board and the Compensation Committee will review the outcome of this vote and take the vote into consideration when reviewing our compensation policies and procedures. This vote is not intended to address specific items of compensation, but rather the overall compensation of our named executive officers and our executive compensation policies and procedures as described in this proxy statement. Stockholders who want to communicate with our Board of Directors should refer to “Corporate Governance — The Board and Its Committees” in this proxy statement for additional information.

Stockholders will be given the opportunity to vote on the following advisory resolution:
RESOLVED, that the stockholders of Insight Enterprises, Inc. hereby approve the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis and compensation tables (and accompanying narrative disclosures) set forth in this proxy statement.
Vote Required
The affirmative vote of the holders of a majority of the voting power of the shares entitled to vote on the proposal, present in person or represented by proxy at the annual meeting, is required for the advisory approval of Proposal No. 2. Abstentions will have the same effect as a vote cast against Proposal No. 2, and broker non-votes shall not be treated as votes cast and will have no effect on Proposal No. 2. The advisory vote is non-binding; however, our Board will review the results of the vote and take them into account in making future determinations about executive compensation.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT
PROPOSAL NO. 3
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE
COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The recently enacted Dodd-Frank Act requires us to obtain an advisory vote (non-binding) from our stockholders indicating how frequently we should seek an advisory vote on compensation of our named executive officers, such as Proposal No. 2 included in this proxy statement. By voting on this Proposal No. 3, stockholders may indicate whether they would prefer an advisory vote on our executive compensation once every one, two or three years.
After careful consideration of this Proposal, our Board of Directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate alternative for us, and therefore our Board of Directors recommends that you vote for an annual advisory vote on executive compensation. In formulating its recommendation, our Board of Directors considered that an annual advisory vote on the compensation of our named executive officers will provide our stockholders with direct and timely input on our executive compensation.

Stockholders will be given the opportunity to vote on the following advisory resolution:
RESOLVED, that stockholders shall be given the opportunity to vote on an advisory resolution regarding the compensation of the Company’s named executive officers (vote for one alternative only):
•	every year;
•	every two (2) years; or
•	every three (3) years.
You may cast your vote for your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote.
Vote Required
The Board will consider the advisory approval of the frequency option (i.e., every one year, every two years, or every three years) that receives the most votes as the preferred option. Abstentions and broker non-votes will have no effect on Proposal No. 3. The advisory vote is non-binding; however, our Board will review the results of the vote and take them into account in making a determination concerning the frequency of future advisory votes on executive compensation.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY WITH WHICH OUR
STOCKHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS
PROPOSAL NO. 4
APPROVE THE AMENDED INSIGHT ENTERPRISES, INC. 2007 OMNIBUS PLAN
We are asking our stockholders to approve the Amended Insight Enterprises, Inc. 2007 Omnibus Plan (the “2007 Plan”). Our Board of Directors amended the 2007 Plan on March 28, 2011, upon recommendation of the Compensation Committee of our Board of Directors and subject to stockholder approval, to increase the number of shares of our common stock reserved for issuance under the 2007 Plan by 3,000,000 shares.
As of February 28, 2011, 1,712,039 shares were reserved and available for issuance under the 2007 Plan, in addition to the 3,000,000 shares for which we are seeking stockholder approval. As of February 28, 2011, 1,754,868 shares are currently subject to unvested awards of restricted stock units or unexercised stock options granted under the 2007 Plan, and these shares will again become available for issuance under the 2007 Plan to the extent not issued pursuant to these awards. As of February 28, 2011, an additional 27,548 shares were subject to outstanding stock options granted under our 1998 Long Term Incentive Plan or our 1999 Broad Based Plan, both of which were suspended with respect to new awards effective upon stockholder approval of the 2007 Plan in November 2007.

Based on estimated usage rate, we currently anticipate depleting the shares currently available for issuance under the 2007 Plan in fiscal 2013. In order to continue to have an appropriate supply of shares for equity incentives to recruit, hire and retain the talent required to successfully execute our business plans, our Board of Directors believes that we will need the additional 3,000,000 shares for which we are requesting stockholder approval to be available under the 2007 Plan. While adding 3,000,000 shares to the 2007 Plan will increase the potential dilution to stockholders, our Board of Directors believes our equity compensation plans are well-managed and below norms for our industry. We expect that with the additional 3,000,000 shares for which we are seeking stockholder approval, we will have sufficient shares for our equity compensation program until the 2017 annual meeting of stockholders, the year in which the 2007 Plan expires. If the amendment to the 2007 Plan is not approved by the stockholders, awards will continue to be made under the 2007 Plan to the extent shares are available.
The following table sets forth information regarding awards granted and earned, the run rate for each of the last three fiscal years and the average run rate over the last three years.

	Year Ended December 31,			3-Year
	2010	2009	2008	Average
Service-based restricted stock unit awards granted	741,692	812,563	1,029,865

Performance-based restricted stock units earned	345,650	421,459	—

Common shares outstanding at fiscal year end	46,324,954	45,956,394	45,595,060

Run rate	2.35%	2.69%	2.26%	2.43%
A copy of the 2007 Plan, as amended by our Board of Directors on March 28, 2011, upon recommendation of its Compensation Committee and subject to approval from our stockholders, is attached to this proxy statement as Annex A and is incorporated by reference. The following description of the 2007 Plan is a summary and is not intended to be a complete description. See Annex A for more detailed information.
DESCRIPTION OF THE 2007 PLAN
Purpose
The purpose of the 2007 Plan is to attract, retain and motivate our employees, officers and directors by providing them with the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of our stockholders. The 2007 Plan also allows us to provide the same opportunity to consultants, agents, advisors and independent contractors.
Administration
The Compensation Committee of our Board of Directors administers the 2007 Plan. Subject to the terms and conditions explicitly set forth in the 2007 Plan, the Compensation Committee has the full power and exclusive authority to construe and interpret the 2007 Plan and the rights granted under it and to establish rules and regulations for the administration of the 2007 Plan. Under the 2007 Plan the Compensation Committee may delegate to one or more of our officers the right to grant awards, within prescribed limits, to participants who are not executive officers or members of our Board of Directors.

Eligibility
Awards may be granted under the 2007 Plan to employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and our subsidiaries and affiliates. As of February 28, 2011, approximately 5,100 employees, eight executive officers, and eight non-employee directors were eligible to receive awards under the 2007 Plan.
Number of Shares
The number of shares of common stock authorized for issuance under the 2007 Plan is currently 4,250,000. If the 2007 Plan, as amended, is approved, 7,250,000 shares will be authorized for issuance. In addition, any shares that are currently subject to outstanding awards under the 2007 Plan that cease to be subject to these awards (other than from exercise or settlement of the awards in shares) automatically become available again for issuance under the 2007 Plan. Shares of common stock covered by an award granted under the 2007 Plan will not be counted as used unless and until they are actually issued and delivered to a participant. Awards granted in assumption of or substitution for previously granted awards in acquisition transactions will not reduce the number of shares authorized for issuance under the 2007 Plan.
If any change in our stock occurs by reason of any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, combination or exchange of shares, distribution to stockholders other than a normal cash dividend or other change in our corporate or capital structure, the Compensation Committee will make proportional adjustments to the maximum number and kind of securities (a) available for issuance under the 2007 Plan, (b) issuable as incentive stock options, (c) issuable to certain individuals subject to Section 162(m), and (d) subject to any outstanding award, including the per share price of such securities.
Types of Awards
The 2007 Plan permits the grant of any or all of the following types of awards.
Stock Options. Stock options entitle the holder to purchase a specified number of shares of our common stock at a specified price, which is called the exercise price, subject to the terms and conditions of the option grant. The Compensation Committee may grant either incentive stock options, which must comply with Code Section 422, or nonqualified stock options. The Compensation Committee sets option exercise prices and terms, except that the exercise price of stock options granted under the 2007 Plan must be at least 100% of the fair market value of the common stock on the date of grant, except in the case of options granted in connection with assuming or substituting options in acquisition transactions. Alternatively, if the Compensation Committee so determines in its sole discretion, the Compensation Committee may establish an exercise price equal to the average of the fair market value of our common stock over a period of up to 30 trading days. At the time of grant, the Compensation Committee determines when stock options are exercisable and when they expire, except that the term of a stock option cannot exceed 10 years. Options may be exercised, in whole or in part, by payment in full of the purchase price either in cash, delivery of shares of common stock (including shares covered by the option being exercised) or delivery of other consideration, or by any combination of cash, stock and other consideration as may be determined by the Compensation Committee. Options may also be exercised by means of a broker-assisted cashless exercise.

Stock Appreciation Rights (SARs). SARs are the right to receive payment per share of an exercised SAR in stock or cash, or a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over its fair market value on the date the SAR was granted. The Compensation Committee may grant SARs on a stand-alone basis or as a right in tandem with the number of shares underlying stock options granted under the 2007 Plan. Exercise of an SAR issued in tandem with stock options will result in the reduction of the number of shares underlying the related SAR to the extent of the SAR exercised. The term of a stand-alone SAR cannot be more than 10 years, and the term of a tandem SAR will not exceed the term of the related option.
Stock Awards, Restricted Stock and Stock Units. The Compensation Committee may grant awards of shares of common stock, or awards designated in units of common stock, under the 2007 Plan. These awards may be made subject to repurchase or forfeiture restrictions at the Compensation Committee’s discretion, and the Compensation Committee may waive any such restrictions at any time in its sole discretion, subject to the minimum vesting requirements discussed below. The restrictions may be based on continuous service with us or the achievement of specified performance criteria, as determined by the Compensation Committee.
Performance Awards. The Compensation Committee may grant performance awards in the form of performance shares or performance units. Performance shares are units valued by reference to a designated number of shares of common stock, and performance units are units valued by reference to a designated amount of cash. Either may be payable in stock or cash, or a combination of stock and cash, upon the attainment of performance criteria and other terms and conditions as established by the Compensation Committee.
Other Stock or Cash-Based Awards. The Compensation Committee may grant other incentives payable in cash or in shares of common stock, subject to the terms of the 2007 Plan and any other terms and conditions determined by the Compensation Committee.
Minimum Vesting Requirements. The Compensation Committee may only grant awards with respect to 90% of the shares authorized under the plan (subject to adjustment) that (a) are stock options or SARs or (b) vest based solely on continuous services over at least a three-year period or based on other performance goals over at least a one-year period. The Compensation Committee may not cancel, waive or amend these restrictions for awards granted with respect to these shares other than in the event of death, disability, retirement or a company transaction (as defined), change in control, sale, merger, consolidation, reorganization, liquidation or dissolution of the Company.
No Repricing Without Stockholder Approval
The 2007 Plan prohibits, without stockholder approval, the cancellation or amendment of outstanding options or SARs for the purpose of repricing, replacing or regranting the awards with another type of award or with stock options or SARs that have a purchase or grant price that is less than the purchase or grant price for the original option or stock appreciation right, except in connection with certain adjustments, or the issuance of an option or amendment of an outstanding option to provide for the grant or issuance of a new option on exercise of the original option.

Performance-Based Compensation under Code Section 162(m)
Performance Goals and Criteria. If the Compensation Committee intends to qualify an award under the 2007 Plan as “qualified performance-based compensation” under Section 162(m), the performance goals selected by the Compensation Committee may be based on the attainment of specified levels of one, or any combination, of the following performance criteria for the Company as a whole or any business unit, as reported or calculated by us: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); cash position; working capital; earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating margins; operating earnings; economic profit; profit before tax; return on assets; return on equity; debt; debt plus equity; ratio of debt to debt plus equity; ratio of operating earnings to capital spending; sales growth; market or economic value added; equity or stockholder’s equity; stock price appreciation; total stockholder return; cost control; strategic initiatives; market share; net income; net profit; net sales; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics.
The performance goals also may be based on the achievement of specified levels of performance for the Company as a whole or any business unit or applicable affiliate under one or more of the performance goals described above relative to the performance of other corporations.
The Compensation Committee may provide in any award that any evaluation of performance may include or exclude any of the following events that occur during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Accounting Standards Codification Topic 225-20 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the our annual report to stockholders for the applicable year; acquisitions or divestitures; foreign exchange gains and losses; and gains and losses on asset sales.
Adjustments and Certification. The Compensation Committee may adjust the amount payable pursuant to an award under the 2007 Plan that is intended to qualify as “performance-based compensation” under Section 162(m) downward but not upward. The Compensation Committee may not waive the achievement of performance goals related to an award except in the case of a participant’s death or disability. Section 162(m) requires that the Compensation Committee certify that performance goals were achieved before the payment of the “performance-based compensation.”
Limitations. Subject to certain adjustments, participants who are granted awards intended to qualify as “performance-based compensation” under Section 162(m) may not be granted awards, other than performance units, for more than 500,000 shares of common stock in any calendar year, except that additional awards for up to 1,000,000 shares may be granted to newly hired or promoted individuals in any calendar year. The maximum dollar value payable to any participant with respect to performance units or other awards payable in cash that are intended to qualify as “performance-based compensation” cannot exceed $10,000,000 in any calendar year.

Company Transaction and Change in Control
Restrictions on awards granted under the 2007 Plan will terminate in certain circumstances that constitute a change in control or a merger, stock or asset sale or similar company transaction that does not involve a related party.
Change in Control. Under the 2007 Plan, to maintain all of the participants’ rights in the event of a change in control of the Company (as described below), unless the Compensation Committee determines otherwise with respect to a particular award:
•	Any options and SARs become fully exercisable and vested to the full extent of the original grant;
•	Any restrictions and deferral limitations applicable to any restricted stock or stock units lapse;
•	All performance shares and performance units will be earned and payable in full at target levels, and any deferral or other restrictions lapse and such performance shares and performance units will be immediately settled or distributed; and
•	Any restrictions and deferral limitations and other conditions applicable to any other awards lapse, and such other awards become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.
The Compensation Committee can also provide a cash-out right for awards in connection with a change in control.
Definition of Change in Control. Under the 2007 Plan, a change in control of the Company generally means the occurrence of any of the following events:
•	An acquisition of beneficial ownership of 40% or more of either (a) the then outstanding shares of common stock or (b) the combined voting power of the then outstanding voting securities of Insight entitled to vote generally in the election of directors (excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company or a related party transaction); or
•	A change in the composition of our Board of Directors during any two-year period such that the incumbent Board members cease to constitute at least two-thirds of the Board (not including directors whose election was approved by at least two-thirds of the incumbent Board).
Company Transaction. Under the 2007 Plan, a company transaction means the consummation of any of the following:
•	a merger or consolidation of the Company with or into any other company or other entity;
•	a sale in one transaction or a series of transactions undertaken with a common purpose of acquiring at least 50% of the Company’s outstanding voting securities; or
•	a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets.

Under the 2007 Plan, a related party transaction means a company transaction pursuant to which:
•	The beneficial ownership of the Company or the resulting company remains the same with respect to at least 50% of the voting power of the outstanding voting securities in substantially the same proportions as immediately prior to such company transaction;
•	no entity (other than the Company or an affiliate) will beneficially own 40% or more of the outstanding shares of common stock of the resulting company or the voting power of the outstanding voting securities; and
•	our incumbent board will, after the Company transaction, constitute at least a majority of the Board of the Company resulting from such Company transaction.
Under the 2007 Plan, to maintain all of the participants’ rights in the event of a company transaction that is not a change in control or a related party transaction, unless the Compensation Committee determines otherwise at the time of grant with respect to a particular award or elects to cash out awards:
•	All outstanding awards (other than performance awards) become fully and immediately exercisable, and any restrictions or forfeiture provisions lapse, immediately prior to the company transaction, unless such awards are converted, assumed or replaced by the successor company; and
•	Performance awards earned and outstanding become payable in full at target levels, and deferrals or other restrictions not waived by the Compensation Committee shall remain in effect.
Amendment and Termination
Unless earlier terminated by the Board of Directors or the Compensation Committee, the 2007 Plan will terminate 10 years from its effective date. The Board of Directors or the Compensation Committee may generally amend, suspend or terminate all or a portion of the 2007 Plan at any time, as long as the rights of a participant are not materially impaired, without the participant’s consent, subject to stockholder approval to the extent necessary to comply with applicable law, stock exchange rule or regulatory requirements or, as determined by the Compensation Committee, to qualify with tax requirements. The Compensation Committee may amend the terms of any award granted, prospectively or retroactively, but cannot materially impair the rights of any participant without the participant’s consent.
U.S. Federal Income Tax Information
The following is a brief summary of the U.S. federal income tax consequences of the 2007 Plan generally applicable to us and to participants in the 2007 Plan who are subject to U.S. federal taxes. The summary is based on the, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options. A participant generally will not recognize income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. When a nonqualified stock option is exercised, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the option on the date of exercise and the option exercise price. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.
Incentive Stock Options. A participant generally will not recognize income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment as an employee or within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will recognize income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the option exercise price. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price (or, if less, the excess of the amount realized on the disposition of the shares over the option exercise price). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.
With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price.
Stock Appreciation Rights. A participant generally will not recognize income upon the grant or vesting of an SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of an SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.
Unrestricted Stock Awards. Upon receipt of an unrestricted stock award, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid by the participant with respect to the shares.

Restricted Stock Awards. Upon receipt of a restricted stock award, a participant generally will recognize compensation taxable as ordinary income when the shares cease to be subject to restrictions in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for the shares. Instead of postponing the federal income tax consequences of a restricted stock award until the restrictions lapse, a participant may elect to recognize compensation taxable as ordinary income in the year of the award in an amount equal to the fair market value of the shares at the time of receipt. This election is made under Section 83(b) of the Code. In general, a Section 83(b) election is made by filing a written notice with the Internal Revenue Service within 30 days of the date of grant of the restricted stock award for which the election is made and must meet certain technical requirements.
The tax treatment of a subsequent disposition of restricted stock will depend upon whether a participant has made a timely and proper Section 83(b) election. If a participant makes a timely and proper Section 83(b) election, when the participant sells the restricted shares, the participant generally will recognize short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant receives from the sale and the tax basis of the shares sold. If no Section 83(b) election is made, any disposition after the restriction lapses generally will result in short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, the participant paid for the shares plus the amount of taxable ordinary income recognized either at the time the restrictions lapsed or at the time of the Section 83(b) election, if an election was made. If a participant has to forfeit the shares to us (e.g., upon the participant’s termination prior to expiration of the restriction period), the participant may not claim a deduction for the amount of compensation income recognized as a result of making the Section 83(b) election, and the participant generally will have a capital loss equal to the amount, if any, paid for the shares.
Restricted Stock Units. A participant generally will not recognize income at the time a stock unit is granted. When any part of a stock unit is issued or paid, the participant generally will recognize compensation taxable as ordinary income at the time of such issuance or payment in an amount equal to the then fair market value of any shares, cash or property the participant receives.
Performance Shares and Performance Units. A participant generally will not recognize income upon the grant of performance shares or performance units. Upon the distribution of cash, shares or other property to the participant pursuant to the terms of the performance shares or units, the participant generally will recognize compensation taxable as ordinary income equal to the excess of the amount of cash or the fair market value of any property transferred to the participant over any amount paid by the participant with respect to the performance shares or units.
Tax Consequences to the Company. In the foregoing cases, the Company generally will be entitled to a deduction at the same time and in the same amount as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.
Code Section 409A. We intend that awards granted under the 2007 Plan comply with, or otherwise be exempt from, Code Section 409A, but make no representation or warranty to that effect.

Section 162(m). Under Section 162(m), we are generally prohibited from deducting compensation paid to “covered employees” in excess of $1,000,000 per person in any year. “Covered employees” are defined as the principal executive officer and any one of the three highest paid executive officers (other than the principal executive officer or the principal financial officer) as of the close of the applicable taxable year. Compensation that qualifies as “performance-based” is excluded for purposes of calculating the amount of compensation subject to the $1,000,000 limit. In general, one of the requirements that must be satisfied to qualify as performance-based compensation under Section 162(m) is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by a majority vote of our stockholders. Accordingly, stockholder approval of the 2007 Plan is necessary to ensure that we have the ability to exclude taxable compensation attributable to stock options, stock appreciation rights and performance-based awards under the 2007 Plan that are intended to qualify as “qualified performance-based compensation” under Section 162(m) from the limits on tax deductibility imposed by Section 162(m).
Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2007 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the 2007 Plan until all tax withholding obligations are satisfied.
Plan Benefits
Awards to employees, officers, directors and consultants under the 2007 Plan are made at the discretion of the Compensation Committee, except for those awards made under delegated authority. Therefore, the benefits and amounts that will be received or allocated under the 2007 Plan are not determinable at this time. However, please refer to the description of grants made to our named executive officers in the last fiscal year described in the “Grants of Plan-Based Awards” table. Grants made to our non-employee directors in the last fiscal year are described under the heading “Director Compensation.” The closing price of our common stock, as reported on the NASDAQ Global Select Market on March 30, 2011, was $17.28 per share. Information with respect to our existing equity compensation plans, as of December 31, 2010, is provided below under the heading “Securities Authorized for Issuance Under Equity Compensation Plans.”
Vote Required
The affirmative vote of the holders of a majority of the voting power of the shares entitled to vote on the proposal, present in person or represented by proxy at the annual meeting, is required for approval of Proposal No. 4. Abstentions will have the same effect as a vote cast against Proposal No. 4, and broker non-votes shall not be treated as votes cast and will have no effect on Proposal No. 4. The Board of Directors has unanimously approved the amendment to the 2007 Plan and believes it to be in the best interests of the Company and our stockholders.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE APPROVAL OF
THE AMENDED INSIGHT ENTERPRISES, INC. 2007 OMNIBUS PLAN

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY
COMPENSATION PLANS
The following table gives information with respect to our existing equity compensation plans as of December 31, 2010:

Number of
	Securities to be		Weighted Average	Number of Securities
	Issued upon		Exercise Price of	Remaining Available for
	Exercise of		Outstanding	Future Issuance under
	Outstanding		Options,	Equity Compensation Plans
	Options, Warrants		Warrants and	(Excluding Securities
Plan Category	and Rights		Rights	Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	242,394	(1)	$17.97	2,038,815	(2)

Equity compensation plans not approved by security holders	1,058	(3)	$23.24	—

Total	243,452		$17.99	2,038,815

(1)	Consists of options that are outstanding under our 1998 Long Term Incentive Plan and our 2007 Omnibus Plan (as amended, the “2007 Plan”).

(2)	Shares of common stock remaining available for issuance under the 2007 Plan.

(3)	Consists of options that are outstanding under our 1999 Broad Based Plan.
On October 1, 2007, the Company’s Board of Directors approved the 2007 Plan, and it became effective when it was approved by Insight’s stockholders at the annual meeting on November 12, 2007. The 2007 Plan is administered by the Compensation Committee of the Company’s Board of Directors. Except as provided below, the Compensation Committee has the exclusive authority to administer the 2007 Plan, including the power to determine eligibility, the types of awards to be granted, the price and the timing of awards. Under the 2007 Plan, the Compensation Committee may delegate some of its authority to our Chief Executive Officer to grant awards to individuals other than non-employee directors or individuals who are subject to the reporting requirements of Section 16(a) of the Exchange Act. Teammates, officers and members of the Board of Directors are eligible for awards under the 2007 Plan, and consultants and independent contractors are also eligible if they provide bona fide services to the Company that are not related to capital raising or promoting or maintaining a market for Insight’s stock. The 2007 Plan allows for awards of options, stock appreciation rights (SARs), restricted stock, restricted stock units (RSUs), performance awards as well as grants of cash awards. A total of 4,250,000 shares of stock are reserved for awards issued under the 2007 Plan (see “Approve the Amended Insight Enterprises, Inc. 2007 Omnibus Plan” above for details of the proposal to increase the number of shares by 3,000,000 to 7,250,000). As of December 31, 2010, 2,038,815 shares of stock were available for grant under the 2007 Plan.

In October 1997, the Company’s stockholders approved the 1998 Long-Term Incentive Plan (the “1998 LTIP”) for our officers, teammates, directors, consultants and independent contractors. The 1998 LTIP authorized grants of incentive stock options, non-qualified stock options, stock appreciation rights, performance shares, restricted common stock and performance-based awards. In 2000, the Company’s stockholders approved an amendment to the 1998 LTIP increasing the number of shares eligible for awards to 6,000,000 and allowing our Board of Directors to reserve (which it did) additional shares such that the number of shares of common stock available for grant under the 1998 LTIP and any other option plans, plus the number of options to acquire shares of common stock granted but not yet exercised, or in the case of restricted stock, granted but not yet vested, under the 1998 LTIP and any other option plans, shall not exceed 20% of the outstanding shares of our common stock at the time of calculation of the additional shares. With stockholder approval of the 2007 Plan in November 2007, as discussed above, no more grants have been, or will be, made under the 1998 LTIP.
In September 1999, we established the 1999 Broad Based Employee Stock Option Plan (the “1999 Broad Based Plan”) for our teammates. The total number of stock options initially available for grant under the 1999 Broad Based Plan was 1,500,000; provided, however, that no more than 20% of the shares of stock available under the 1999 Broad Based Plan may be awarded to the officers of the Company. With stockholder approval of the 2007 Plan in November 2007, as discussed above, no more grants have been, or will be, made under the 1999 Broad Based Plan.
AUDIT COMMITTEE REPORT
As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal control and audit functions. The Company’s management is responsible for the preparation, presentation and integrity of our consolidated financial statements, accounting and financial reporting principles, internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).
Among other matters, the Audit Committee monitors the activities and performance of the Company’s internal auditors and KPMG, including the audit scope, auditor independence matters and the extent to which KPMG may be retained to perform non-audit services. The Audit Committee has the ultimate authority and responsibility to select, evaluate, and when appropriate, replace the independent registered public accounting firm. The Audit Committee also reviews the results of the internal auditors and KPMG’s work with regard to the adequacy and appropriateness of the Company’s financial, accounting and internal controls, including obtaining progress reports throughout the year on the Company’s compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee engaged in regular discussions with the Vice President of Internal Audit and KPMG without the presence of members of management during 2010. Management and KPMG presentations to, and discussions with, the Audit Committee also covered various topics and events that have significant financial impact on the Company or were the subject of discussions between management and KPMG. In this context, the Audit Committee met 13 times during 2010. As needed during such meetings, the Audit Committee held executive sessions with the Chief Financial Officer, the Corporate Controller and Principal Accounting Officer, the Vice President of Internal Audit and KPMG.
Management has reviewed and discussed the Company’s audited consolidated financial statements with the Audit Committee including a discussion of the quality, not just the acceptability, of the relevant accounting principles, the reasonableness of significant judgments made in connection with critical accounting estimates and the accuracy and clarity of disclosures in the consolidated financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee asked for management’s representations that the audited consolidated financial statements of the Company have been prepared in conformity with United States generally accepted accounting principles.

The Audit Committee discussed with KPMG the matters required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, “Communication with Audit Committees” and Rule 2-07 of Regulation S-X, “Communication with Audit Committees.” KPMG also provided to the Audit Committee a letter with the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding independence, and the Audit Committee has discussed with KPMG its independence.
Based on the Audit Committee’s discussions with management and KPMG and its review of the representations of management and the reports of KPMG to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Insight’s annual report on Form 10-K for the year ended December 31, 2010 filed with the SEC.
AUDIT COMMITTEE:

Michael M. Fisher, Chair	Kathleen S. Pushor
Larry A. Gunning	Robert F. Woods
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Exchange Act, as amended, that incorporate future filings, including this proxy statement, in whole or in part, the foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any such filings.
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KPMG served as our independent registered public accounting firm for the year ended December 31, 2010 and has served in that capacity since being appointed in 1988. The Audit Committee has reappointed KPMG as our independent auditor for the year ending December 31, 2011. Pursuant to its charter, the Audit Committee has sole authority to retain (subject to ratification by stockholders) and terminate the Company’s independent registered public accounting firm.
Fees and Independence
Audit Fees. KPMG billed us an aggregate of $1,954,000 and $1,973,000 for professional services rendered for the audit of our consolidated financial statements, reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q and statutory audits for foreign subsidiaries for the years ended December 31, 2010 and 2009, respectively.
Audit-Related Fees. Audit-related fees billed by KPMG for the years ended December 31, 2010 and 2009 were $102,000 and $168,000, respectively, and primarily included audits in accordance with Statement on Auditing Standards No. 70.

Tax Fees. Tax fees billed by KPMG for the years ended December 31, 2010 and 2009 of $143,000 and $106,000, respectively, include fees for services relating to tax compliance and tax planning and advice, including assistance with tax audits.
All Other Fees. There were no other fees paid to KPMG for the years ended December 31, 2010 and 2009.
The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence. All permissible non-audit services provided by KPMG in 2010 were pre-approved by the Audit Committee. In addition, no audit engagement hours were spent by people other than KPMG’s employees, KPMG member firms located outside the United States and other third-party service providers operating under KPMG’s supervision.
The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by KPMG. For each non-audit service, as defined in the policy, performed by KPMG, an engagement letter confirming the scope and terms of the work to be performed is obtained by management. The terms of the engagement are summarized by management and submitted to the Audit Committee for pre-approval. Any modification to an executed engagement letter must also be pre-approved by the Audit Committee. As permitted by Section 10A(i)(3) of the Exchange Act, the Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for all engagements under $100,000. The Chair of the Audit Committee must report any pre-approval decisions to the Audit Committee for ratification at its next regular quarterly meeting. Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, our Audit Committee has approved all auditing and non-audit services performed to date and currently planned to be provided related to the fiscal year 2010 by our independent registered public accounting firm, KPMG. The services include the annual audit, quarterly reviews, statutory audits for foreign subsidiaries, issuances of consents related to SEC filings and certain tax compliance services.
PROPOSAL NO. 5
RATIFICATION OF THE APPOINTMENT OF KPMG
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has retained KPMG as our independent registered public accounting firm for the year ending December 31, 2011, and we are asking stockholders to ratify that appointment. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment but will not necessarily select another firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.
We expect that representatives of KPMG will attend the annual meeting, have an opportunity to make a statement and be available to answer questions.

Vote Required
The affirmative vote of the holders of a majority of the voting power of the shares entitled to vote on the proposal, present in person or represented by proxy at the annual meeting, is required for the advisory approval of Proposal No. 5. Abstentions will have the same effect as a vote cast against Proposal No. 5.
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE YEAR ENDING DECEMBER 31, 2011
STOCKHOLDER PROPOSALS
If any stockholder would like to make a proposal at our 2012 annual meeting pursuant to Rule 14a-8 of the Exchange Act, we must receive it no later than December 15, 2011 in order that it may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.
Stockholders may propose director candidates for consideration by sending the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating stockholder’s ownership of our common stock to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283.
If any stockholder intends to present a proposal at the 2012 annual meeting of stockholders without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no earlier than February 18, 2012 and no later than March 19, 2012. Any notice received prior to February 18, 2012 or after March 19, 2012, is untimely. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Proposals should be addressed to our Corporate Secretary at 6820 South Harl Avenue, Tempe, Arizona 85283.
OTHER MATTERS
We know of no other matters to be brought before the annual meeting. If any other matter properly comes before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares represented by the proxies as the Board may recommend.

FORWARD-LOOKING STATEMENTS
This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this proxy statement regarding performance targets and amounts that may be earned under our executive compensation arrangements, the achievement of the performance targets relating thereto and projections about the usage and sufficiency of shares under our 2007 Omnibus Plan. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned under the heading “Risk Factors” in our annual report on Form 10-K (accompanying this report), and in the periodic reports that we file with the SEC on Form 10-Q and Form 8-K.
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 18, 2011
The proxy materials for the Company’s annual meeting of stockholders, including the 2010 annual report on Form 10-K and this proxy statement, are available over the Internet by accessing the Company’s website at www.insight.com. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

Annex A
AMENDED INSIGHT ENTERPRISES, INC. 2007 OMNIBUS PLAN
SECTION 1. PURPOSE
The purpose of the Insight Enterprises, Inc. 2007 Omnibus Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its Related Companies by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s stockholders.
SECTION 2. DEFINITIONS
Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.
SECTION 3. ADMINISTRATION
3.1 Administration of the Plan
The Plan shall be administered by the Board or the Compensation Committee, which shall be composed of two or more directors, each of whom is a “non-employee director” within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission, an “outside director” within the meaning of Section 162(m) of the Code, or any successor provision thereto, and an “independent director” within the meaning of Nasdaq Marketplace Rule 4200. Notwithstanding the foregoing, the Board may delegate responsibility for administering the Plan with respect to designated classes of Eligible Persons to different committees consisting of one or more members of the Board, subject to such limitations as the Board deems appropriate, except with respect to Awards to Participants who are subject to Section 16 of the Exchange Act or Awards granted pursuant to Section 16 of the Plan. Members of any committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board or the Compensation Committee may authorize one or more officers of the Company to grant Awards to designated classes of Eligible Persons, within limits specifically prescribed by the Board or the Compensation Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act. All references in the Plan to the “Committee” shall be, as applicable, to the Compensation Committee or any other committee or any officer to whom the Board or the Compensation Committee has delegated authority to administer the Plan. Notwithstanding the foregoing, discretionary awards to nonemployee directors may only be made by the Compensation Committee.

3.2 Administration and Interpretation by Committee
(a) Except for the terms and conditions explicitly set forth in the Plan and to the extent permitted by applicable law, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board or a Committee composed of members of the Board, to: (i) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (ii) determine the type or types of Award to be granted to each Participant under the Plan; (iii) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (iv) determine the terms and conditions of any Award granted under the Plan; (v) approve the forms of notice or agreement for use under the Plan; (vi) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (vii) determine whether, to what extent and under what circumstances cash, shares of Common Stock, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant; (viii) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (ix) establish such rules and regulations as it shall deem appropriate for the proper administration of the Plan; (x) delegate ministerial duties to such of the Company’s employees as it so determines; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.
(b) In no event, however, shall the Committee have the right, without stockholder approval, to (i) cancel or amend outstanding Options or SARs for the purpose of repricing, replacing or regranting such Options or SARs with Options or SARs that have a purchase or grant price that is less than the purchase or grant price for the original Options or SARs except in connection with adjustments provided in Section 15, or (ii) issue an Option or SAR or amend an outstanding Option or SAR to provide for the grant or issuance of a new Option on exercise of the original Option or SAR. For this purpose, a “repricing” also means (A) any other action that is treated as a “repricing” under generally accepted accounting principles and (B) repurchasing for cash or canceling an Option or SAR at a time when its purchase or grant price is greater than the Fair Market Value of the underlying stock in exchange for another Award, unless the cancellation and exchange occurs in connection with an event set forth in Section 15. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.
(c) The effect on the vesting of an Award of a Company-approved leave of absence or a Participant’s working less than full-time shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors or executive officers, by the Compensation Committee, whose determination shall be final.
(d) Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any stockholder and any Eligible Person. A majority of the members of the Committee may determine its actions.
SECTION 4. SHARES SUBJECT TO THE PLAN
4.1 Authorized Number of Shares
Subject to adjustment from time to time as provided in Section 15.1, the number of shares of Common Stock available for issuance under the Plan shall be 7,250,000 shares. Shares issued under the Plan shall be drawn from authorized and unissued shares or shares now held or subsequently acquired by the Company as treasury shares.

4.2 Share Usage
(a) Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares subject to such Awards and the forfeited or reacquired shares shall again be available for issuance under the Plan. Any shares of Common Stock (i) tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations in connection with an Award, or (ii) covered by an Award that is settled in cash, or in a manner such that some or all of the shares of Common Stock covered by the Award are not issued, shall be available for Awards under the Plan.
(b) The Committee shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.
(c) Notwithstanding anything in the Plan to the contrary, the Committee may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Compensation Committee, the shares available for grant pursuant to the terms of such preexisting plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of common stock of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or a Related Company prior to such acquisition or combination. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed is approved by the Board and said agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the Acquired Entity, those terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.
Notwithstanding any provision to the contrary, with respect to any Option or Stock Appreciation Right that otherwise satisfies the requirements of the stock rights exception to Section 409A of the Code, any adjustment pursuant to this Section 4.2 shall be made consistent with the requirements of the final regulations promulgated pursuant to Section 409A of the Code, or an exception thereto and, in the case of Incentive Stock Options, in a manner consistent with the requirements of Section 424(a) of the Code.
(d) Notwithstanding the other provisions in this Section 4.2, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.1, subject to adjustment as provided in Section 15.1.

4.3 Limitations
Notwithstanding any other provisions of the Plan to the contrary, Awards granted with respect to 90% of the shares authorized for issuance under the Plan, other than Awards of Options or SARs shall, at a minimum, be subject to a forfeiture restriction for the lesser of (i) a three year period from the Grant Date, over which the forfeiture restriction lapses periodically based primarily on continuous service to the Company or a Related Company, and (ii) one year from Grant Date for a forfeiture restriction that lapses based primarily upon the accomplishment of performance goals determined by the Committee in its discretion. In no event shall the Committee have the right, without shareholder approval, to cancel, waive or amend the provisions of this Section 4.3 other than in the event of death, Disability, Retirement, or a Company Transaction, Change in Control, sale, merger, consolidation, reorganization, liquidation, dissolution or change of control of the Company.
SECTION 5. ELIGIBILITY
An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.
SECTION 6. AWARDS
6.1 Form, Grant and Settlement of Awards
The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone or in addition to or in tandem with any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine.
6.2 Evidence of Awards
Awards granted under the Plan shall be evidenced by a written, including an electronic, notice or agreement that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.
6.3 Deferrals
The Committee may permit or require a Participant to defer receipt of the payment of any Award if and to the extent set forth in the notice or agreement evidencing the Award at the time of grant. If any such deferral election is permitted or required, the Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include the grant of additional Awards or provisions for the payment or crediting of interest or dividend equivalents, including converting such credits to deferred stock unit equivalents; provided, however, that the terms of any deferrals under this Section 6.3 shall comply with all applicable law, rules and regulations, including, without limitation, Section 409A of the Code. Notwithstanding the foregoing, to the extent the Committee, in its discretion, grants an award of dividend equivalents with respect to any Option, the Committee shall not condition the right to receive dividend equivalent amounts, directly or indirectly, upon the exercise of any such Option. In addition, the Committee will ensure that any right to the crediting or payment of interest or the right to dividend equivalent amounts that may be paid in connection with any Award granted hereunder complies with the requirements of Section 409A of the Code.

SECTION 7. OPTIONS
7.1 Grant of Options
The Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.
7.2 Option Exercise Price
The exercise price for shares purchased under an Option shall be at least 100% of the Fair Market Value on the Grant Date, except in the case of Substitute Awards. Notwithstanding the foregoing, the Committee, in its sole discretion, may establish an exercise price that is equal to the average of 100% of the Fair Market Value over a period of trading days not to exceed 30 days. If the Committee, in its discretion, decides to establish such an exercise price, before the beginning of the averaging period, the Committee must irrevocably specify the commitment to grant the Option with an exercise price set using such an average selling price, and designate (1) the Participant who is to receive the Option using such average selling price, (2) the number and class of shares of stock that are subject to such Option and (3) the method for determining the exercise price, including the period over which the averaging will occur.
7.3 Term of Options
Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of a Nonqualified Stock Option shall be ten years from the Grant Date or such shorter period as established for that Option by the Committee.
7.4 Exercise of Options
Subject to Section 4.3, the Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time. To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to or as directed or approved by the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Sections 7.5 and 13. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee. Notwithstanding any provision herein to the contrary, the Committee may not waive or modify the terms of any Option in a manner that will cause such Option to be subject to the requirements of Section 409A of the Code.

7.5 Payment of Exercise Price
The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include:
(a) cash, check or wire transfer;
(b) having the Company withhold shares of Common Stock that would otherwise be issued on exercise of the Option that have a Fair Market Value on the date of exercise of the Option equal to the exercise price of the Option and, if applicable, shares equal to or less than the withholding required by Section 12 hereof;
(c) tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that on the day prior to the exercise date have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;
(c) so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or
(d) such other consideration as the Committee may permit.
7.6 Effect of Termination of Service
The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time. Notwithstanding any provision herein to the contrary, the Committee may not waive or modify the terms of any Option in a manner that will cause such Option to be subject to the requirements of Section 409A of the Code.
SECTION 8. INCENTIVE STOCK OPTION LIMITATIONS
Notwithstanding any other provisions of the Plan, the terms and conditions of any Incentive Stock Options shall in addition comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder.

SECTION 9. STOCK APPRECIATION RIGHTS
9.1 Grant of Stock Appreciation Rights
The Committee may grant SARs to Participants at any time on such terms and conditions as the Committee shall determine in its sole discretion. An SAR may be granted in tandem with an Option or alone (“freestanding”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option. The grant price of a freestanding SAR shall be established in accordance with procedures for Options set forth in Section 7.2. An SAR may be exercised upon such terms and conditions and for the term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the term of a freestanding SAR shall be ten years from the Grant Date or such shorter period as established for that SAR by the Committee, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.
9.2 Payment of SAR Amount
Upon the exercise of an SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying (a) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee as set forth in the instrument evidencing the Award, the payment upon exercise of an SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Committee in its sole discretion.
Subject to Section 18.5, the Committee, in its sole discretion, may waive any other terms, conditions or restrictions on any SAR under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.
SECTION 10. STOCK AWARDS, RESTRICTED STOCK AND STOCK UNITS
10.1 Grant of Stock Awards, Restricted Stock and Stock Units
Subject to Section 4.3, the Committee may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous service with the Company or a Related Company or the achievement of any performance goals, as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.
10.2 Vesting of Restricted Stock and Stock Units
Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions of Restricted Stock or Stock Units, as determined by the Committee, and subject to the provisions of Section 13, (a) the shares of Restricted Stock covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in cash or a combination of cash and shares of Common Stock. Any fractional shares subject to such Awards shall be paid to the Participant in cash.
10.3 Waiver of Restrictions
Subject to Sections 4.3 and 18.5, the Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Unit under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 11. PERFORMANCE AWARDS
11.1 Performance Shares
The Committee may grant Awards of Performance Shares, designate the Participants to whom Performance Shares are to be awarded and determine the number of Performance Shares and the terms and conditions of each such Award. Performance Shares shall consist of a unit valued by reference to a designated number of shares of Common Stock, the value of which may be paid to the Participant by delivery of shares of Common Stock or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. Subject to Section 18.5, the amount to be paid under an Award of Performance Shares may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.
11.2 Performance Units
The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall consist of a unit valued by reference to a designated amount of property other than shares of Common Stock, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. Subject to Section 18.5, the amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.
SECTION 12. OTHER STOCK OR CASH-BASED AWARDS
Subject to the terms of the Plan and such other terms and conditions as the Committee deems appropriate, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan.
SECTION 13. WITHHOLDING
The Company may require the Participant to pay to the Company the amount of (a) any taxes that the Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award (“tax withholding obligations”) and (b) any amounts due from the Participant to the Company or to any Related Company (“other obligations”). The Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.
The Committee may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by (a) paying cash to the Company, (b) having the Company withhold an amount from any cash amounts otherwise due or to become due from the Company to the Participant, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested, in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, or (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations. The value of the shares so withheld may not exceed the employer’s minimum required tax withholding rate.

SECTION 14. ASSIGNABILITY
No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent the Participant designates one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. During a Participant’s lifetime, an Award may be exercised only by the Participant. Notwithstanding the foregoing and to the extent permitted by Section 422 of the Code, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award subject to such terms and conditions as the Committee shall specify; provided, however, that under no circumstances shall an Award be transferable for value or consideration.
SECTION 15. ADJUSTMENTS
15.1 Adjustment of Shares
In the event, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend, or other change in the Company’s corporate or capital structure results in (a) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or (b) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments in: (i) the maximum number and kind of securities available for issuance under the Plan; (ii) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2; (iii) the maximum number and kind of securities set forth in Section 4.3; (iv) the maximum numbers and kind of securities set forth in Section 16.3; and (v) the number and kind of securities that are subject to any outstanding Award and the per share price of such securities, without any change in the aggregate price to be paid therefor. The determination by the Committee, as to the terms of any of the foregoing adjustments shall be conclusive and binding. Notwithstanding any provision to the contrary, with respect to any Option or Stock Appreciation Right that otherwise satisfies the requirements of the stock rights exception to Section 409A of the Code, any adjustment pursuant to this Section 15.1 shall be made consistent with the requirements of the final regulations promulgated pursuant to Section 409A of the Code, or an exception thereto and, in the case of Incentive Stock Options, in a manner consistent with the requirements of Section 424(a) of the Code.
Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Company Transaction shall not be governed by this Section 15.1 but shall be governed by Sections 15.2 and 15.3, respectively.

15.2 Dissolution or Liquidation
To the extent not previously exercised or settled, and unless otherwise determined by the Committee in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Committee, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.
15.3 Company Transaction; Change in Control
15.3.1 Effect of a Company Transaction That Is Not a Change in Control or a Related Party Transaction
Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, in the event of a Company Transaction that is not (a) a Change in Control or (b) a Related Party Transaction:
(i) All outstanding Awards, other than Performance Shares and Performance Units, shall become fully and immediately exercisable, and all applicable deferral and restriction limitations or forfeiture provisions shall lapse, immediately prior to the Company Transaction and shall terminate effective at the effective time of the Company Transaction, if and to the extent such Awards are not converted, assumed or replaced by the Successor Company.
For the purposes of this Section 15.3.1, an Award shall be considered converted, assumed or replaced by the Successor Company if following the Company Transaction the option or right confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Company Transaction, the consideration (whether stock, cash or other securities or property) received in the Company Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Company Transaction is not solely common stock of the Successor Company, the Committee may, with the consent of the Successor Company, provide for the consideration to be received upon the exercise of the Option, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Company Transaction. The determination of such substantial equality of value of consideration shall be made by the Committee, and its determination shall be conclusive and binding.
(ii) All Performance Shares or Performance Units earned and outstanding as of the date the Company Transaction is determined to have occurred shall be payable in full at the target level in accordance with the payout schedule pursuant to the Award agreement. Any remaining Performance Shares or Performance Units (including any applicable performance period) for which the payout level has not been determined shall be prorated at the target payout level up to and including the date of such Company Transaction and shall be payable in full at the target level in accordance with the payout schedule pursuant to the Award agreement. Any existing deferrals or other restrictions not waived by the Committee in its sole discretion shall remain in effect.

(iii) Notwithstanding the foregoing, the Committee, in its sole discretion, may instead provide that a Participant’s outstanding Awards shall terminate upon or immediately prior to such Company Transaction and that such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the value of the per share consideration received by holders of Common Stock in the Company Transaction, or, in the event the Company Transaction is one of the transactions listed under subsection (c) in the definition of Company Transaction or otherwise does not result in direct receipt of consideration by holders of Common Stock, the value of the deemed per share consideration received, in each case as determined by the Committee in its sole discretion, multiplied by the number of shares of Common Stock subject to such outstanding Awards (to the extent then vested and exercisable or whether or not then vested and exercisable, as determined by the Committee in its sole discretion) exceeds (y) if applicable, the respective aggregate exercise price or grant price for such Award.
(iv) Notwithstanding any provision of this Section 15.3.1 to the contrary, the Committee will not take any action pursuant to this Section that would result in an impermissible acceleration or further deferral of any Award or that would otherwise cause such Award to be subject to additional tax under Section 409A of the Code.
15.3.2 Effect of a Change in Control
Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, in the event of a Change in Control:
(a) any Options and SARs outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant;
(b) any restrictions and deferral limitations applicable to any Restricted Stock or Stock Units shall lapse, and such Restricted Stock or Stock Units shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant;
(c) all Performance Shares and Performance Units shall be considered to be earned at the target level and payable in full, any deferral or other restriction shall lapse and such Performance Shares and Performance Units shall be immediately settled or distributed; and
(d) any restrictions and deferral limitations and other conditions applicable to any other Awards shall lapse, and such other Awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.
(e) Notwithstanding any provision of this Section 15.3.2 to the contrary, the Committee will not take any action pursuant to this Section that would result in an impermissible acceleration or further deferral of any Award or that would otherwise cause such Award to be subject to additional tax under Section 409A of the Code.

15.3.3 Change in Control Cash-Out
Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Change in Control Exercise Period”), if the Committee shall so determine at, or at any time after, the time of grant, a Participant holding an Option, SAR, Restricted Stock Unit or Performance Share, shall have the right, whether or not the Award is fully vested and/or exercisable and without regard to any deferral or other restriction and in lieu of the payment of the purchase price for the shares of Common Stock being purchased under an Option, to elect by giving notice to the Company within the Change in Control Exercise Period to surrender all or part of the Award to the Company and to receive cash, within 30 days of such notice:
(a) for an Option or SAR, in an amount equal to the amount by which the Acquisition Price per share of Common Stock on the date of such election shall exceed the exercise price per share of Common Stock under the Option, or the grant price per share of Common Stock under the SAR; and
(b) for a Restricted Stock Unit or Performance Share, in an amount equal to the Acquisition Price per share of Common Stock under the Restricted Stock or Performance Share, multiplied by the number of shares of Common Stock granted under the Award as to which the right granted under this Section 15.3.3 shall have been exercised.
(c) Notwithstanding any provision of this Section 15.3.3 to the contrary, the Committee will not take any action pursuant to this Section that would result in an impermissible acceleration or further deferral of any Award or that would otherwise cause such Award to be subject to additional tax under Section 409A of the Code.
15.4 Further Adjustment of Awards
Subject to Sections 15.2 and 15.3, the Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change in control of the Company, as defined by the Committee, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Committee may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change in control that is the reason for such action. Notwithstanding any provision of this Section 15.4 to the contrary, the Committee will not take any action pursuant to this Section that would result in an impermissible acceleration or further deferral of any Award or that would otherwise cause such Award to be subject to additional tax under Section 409A of the Code.
15.5 No Limitations
The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

15.6 Fractional Shares
In the event of any adjustment in the number of shares covered by any Award, each such Award shall cover only the number of full shares resulting from such adjustment.
15.7 Section 409A of the Code
Notwithstanding anything in this Plan to the contrary, (a) any adjustments made pursuant to this Section 15 or any other amendments to Awards that are considered “deferred compensation” within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (b) any adjustments made pursuant to this Section 15 or any other amendments to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment or amendment the Awards either (i) continue not to be subject to Section 409A of the Code or (ii) comply with the requirements of Section 409A of the Code; and (c) in any event, the Plan Administrator shall not have the authority to make any adjustments pursuant to this Section 15 or to otherwise amend and Award to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the time of grant to be subject thereto.
SECTION 16. CODE SECTION 162(m) PROVISIONS
Notwithstanding any other provision of the Plan, if the Committee determines, at the time Awards are granted to a Participant who is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Section 16 is applicable to such Award.
16.1 Performance Criteria
If an Award is subject to this Section 16, then the lapsing of restrictions thereon and the distribution of cash, shares of Common Stock or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one of or any combination of the following “performance criteria” for the Company as a whole or any business unit of the Company, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); working capital; earnings per share; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating margins; return on assets; return on equity; debt; debt plus equity; market or economic value added; stock price appreciation; total stockholder return; cost control; strategic initiatives; market share; net income; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics (together, the “Performance Criteria”). Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or business unit of the Company) under one or more of the Performance Criteria described above relative to the performance of other corporations. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, or any successor provision thereto, and the regulations thereunder.

The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year; acquisitions or divestitures; foreign exchange gains and losses; and gains and losses on asset sales. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of the exemption under Section 162(m) of the Code.
16.2 Adjustment of Awards
Notwithstanding any provision of the Plan other than Section 15, with respect to any Award that is subject to this Section 16, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Covered Employee.
16.3 Limitations
Subject to adjustment from time to time as provided in Section 15.1, no Covered Employee may be granted Awards other than Performance Units subject to this Section 16 in any calendar year period with respect to more than 500,000 shares of Common Stock for such Award, except that the Company may make additional onetime grants of such Awards for up to 1,000,000 shares to newly hired or newly promoted individuals, and the maximum dollar value payable with respect to Performance Units or other Awards payable in cash subject to this Section 16 granted to any Covered Employee in any one calendar year is $10,000,000.
The Committee shall have the power to impose such other restrictions on Awards subject to this Section 16 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.
SECTION 17. AMENDMENT AND TERMINATION
17.1 Amendment, Suspension or Termination
The Board or the Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, stockholder approval shall be required for any amendment to the Plan; and provided, further, that any amendment that requires shareholder approval may be made only by the Board. Subject to Section 17.3, the Committee may amend the terms of any outstanding Award, prospectively or retroactively.

17.2 Term of the Plan
Unless sooner terminated as provided herein, the Plan shall terminate ten years from the Effective Date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten years after the later of (a) the Effective Date and (b) the approval by the stockholders of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code.
17.3 Consent of Participant
The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 15 shall not be subject to these restrictions.
Subject to Section 18.5, the Board shall have broad authority to amend the Plan or any outstanding Award without the consent of a Participant to the extent the Board deems necessary or advisable to (i) comply with, or take into account, changes in applicable tax laws, securities laws, accounting rules and other applicable law, rules and regulations or (ii) to ensure that an Award is not subject to additional taxes, interest or penalties under Section 409A of the Code.
SECTION 18. GENERAL
18.1 No Individual Rights
No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.
Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.
18.2 Issuance of Shares
Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.
The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

As a condition to the exercise of an Option or any other receipt of Common Stock pursuant to an Award under the Plan, the Company may require (a) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (b) such other action or agreement by the Participant as may from time to time be necessary to comply with the federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Committee may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.
To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.
18.3 Indemnification
Each person who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute.
The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.
18.4 No Rights as a Stockholder
No Award, other than a Stock Award, shall entitle the Participant to any cash dividend, voting or other right of a stockholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

18.5 Compliance With Laws and Regulations
In interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code.
Some of the Awards that may be granted pursuant to the Plan (including, but not necessarily limited to, Stock Unit Awards, Performance Share Awards and Performance Unit Awards) may be considered to be “non-qualified deferred compensation” subject to Section 409A of the Code. If an Award is subject to Section 409A of the Code, the notice or agreement evidencing such Award and this Plan are intended to comply fully with and meet all of the requirements of Section 409A of the Code or an exception thereto and the notice or agreement evidencing such Award shall include such provisions, in addition to the provisions of this Plan, as may be necessary to assure compliance with Section 409A of the Code or an exception thereto. An Award subject to Section 409A of the Code also shall be administered in good faith compliance with the provisions of Section 409A of the Code as well as applicable guidance issued by the Internal Revenue Service and the Department of Treasury. To the extent necessary to comply with Section 409A of the Code, any Award that is subject to Section 409A of the Code may be modified, replaced or terminated in the discretion of the Committee. Notwithstanding any provision of this Plan or any notice or agreement evidencing an Award to the contrary, in the event that the Committee determines that any Award is or may become subject to Section 409A of the Code, the Company may adopt such amendments to the Plan and the related notice or agreement evidencing such Award, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Section 409A of the Code or to exclude or exempt the Plan or any Award from the requirements of Section 409A of the Code; provided, however, that the Company makes no representations that the Award shall be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to Awards granted under the Plan.
Under no circumstances may the time or schedule of any payment for any Award that is subject to the requirements of Section 409A of the Code be accelerated or subject to further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. If the Company fails to make any payment pursuant to the payment provisions applicable to an Award that is subject to Section 409A of the Code, either intentionally or unintentionally, within the time period specified in such provisions, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the provisions. In addition, in the event of a dispute with respect to any payment, such payment may be delayed in accordance with the regulations and other guidance issued pursuant to Section 409A of the Code.
18.6 Participants in Other Countries or Jurisdictions
Without amending the Plan, the Committee may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt such modifications, procedures, subplans and the like as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Company may operate or have employees to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax-efficient manner, comply with applicable foreign laws or regulations and meet the objectives of the Plan.

18.7 No Trust or Fund
The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.
18.8 Successors
All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.
18.9 Severability
If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.
18.10 Choice of Law and Venue
The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Arizona without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Arizona.
18.11 Legal Requirements
The granting of Awards and the issuance of shares of Common Stock under the Plan are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
SECTION 20. EFFECTIVE DATE
The effective date (the “Effective Date”) is the date on which the Plan is approved by the stockholders of the Company. If the stockholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan, any Incentive Stock Options granted under the Plan will be treated as Nonqualified Stock Options.

APPENDIX A
DEFINITIONS
As used in the Plan,
“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.
“Acquisition Price” means the fair market value of the securities, cash or other property, or any combination thereof, receivable upon consummation of a Company Transaction in respect of a share of Common Stock.
“Award” means any Option, Stock Appreciation Right, Stock Award, Restricted Stock, Stock Unit, Performance Share, Performance Unit, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.
“Board” means the Board of Directors of the Company.
“Cause,” unless otherwise defined in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by law (except minor violations), in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.
“Change in Control,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted, means the happening of any of the following events:
(a) an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), excluding, however, the following: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company; or (iv) a Related Party Transaction; or
(b) a change in the composition of the Board during any two-year period such that the individuals who, as of the beginning of such two-year period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least two-thirds of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the beginning of the two-year period, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board.

The notice or agreement evidencing any Award subject to the requirements of Section 409A of the Code may prescribe a different definition of Change in Control that will apply for purposes of that notice or agreement and that complies with the requirements of Section 409A of the Code.
“Change in Control Exercise Period” has the meaning set forth in Section 15.3.3.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” has the meaning set forth in Section 3.1.
“Common Stock” means the common stock, par value $0.01 per share, of the Company.
“Company” means Insight Enterprises, Inc., a Delaware corporation.
“Company Transaction,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means consummation of:
(a) a merger or consolidation of the Company with or into any other company or other entity;
(b) a sale in one transaction or a series of transactions undertaken with a common purpose of at least 50% of the Company’s outstanding voting securities; or
(c) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets.
Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.
“Compensation Committee” means the Compensation Committee of the Board.
“Covered Employee” means a “covered employee” as that term is defined for purposes of Section 162(m)(3) of the Code or any successor provision.
“Disability,” unless otherwise defined by the Committee or in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

The notice or agreement evidencing any Award subject to the requirements of Section 409A of the Code may prescribe a different definition of Disability that will apply for purposes of that notice or agreement and that complies with the requirements of Section 409A of the Code.
“Effective Date” has the meaning set forth in Section 20.
“Eligible Person” means any person eligible to receive an Award as set forth in Section 5.
“Entity” means any individual, entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
“Fair Market Value” means the average of the high and low trading prices for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.
“Grant Approval Date” means the date on which the Committee completes the corporate action authorizing the grant of an Award; provided, however, that the Grant Approval Date for an Award shall be on or before the Grant Date for such Award.
“Grant Date” means the later of (a) the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.
“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code or any successor provision.
“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.
“Option” means a right to purchase Common Stock granted under Section 7.
“Option Expiration Date” means the last day of the maximum term of the Option.
“Parent Company” means a company or other entity which as a result of a Company Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.
“Participant” means any Eligible Person to whom an Award is granted.
“Performance Award” means an Award of Performance Shares or Performance Units granted under Section 11.
“Performance Criteria” has the meaning set forth in Section 16.1.
“Performance Share” means an Award of units denominated in shares of Common Stock granted under Section 11.1.

“Performance Unit” means an Award of units denominated in cash or property other than shares of Common Stock granted under Section 11.2.
“Plan” means Insight Enterprises, Inc. 2007 Omnibus Plan.
“Related Company” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company.
“Related Party Transaction” means a Company Transaction pursuant to which:
(a) the Entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Company Transaction will beneficially own, directly or indirectly, at least 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Successor Company in substantially the same proportions as their ownership, immediately prior to such Company Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities;
(b) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company or a Related Company, the Successor Company or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (a) above is satisfied in connection with the applicable Company Transaction, such Parent Company) will beneficially own, directly or indirectly, 40% or more of, respectively, the outstanding shares of common stock of the Successor Company or the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Company Transaction; and
(c) individuals who were members of the Incumbent Board will immediately after the consummation of the Company Transaction constitute at least a majority of the members of the board of directors of the Successor Company (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (a) above is satisfied in connection with the applicable Company Transaction, of the Parent Company).
“Restricted Stock” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are subject to restrictions prescribed by the Committee.
“Retirement,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means “Retirement” as defined for purposes of the Plan by the Committee or the Company’s chief human resources officer or other person performing that function or, if not so defined, means Termination of Service on or after the date the Participant reaches “normal retirement age,” as that term is defined in Section 411(a)(8) of the Code.
“Securities Act” means the Securities Act of 1933, as amended from time to time.
“Specified Employee” means certain officers and highly compensated employees of the Company as defined in Treas. Reg. § 1.409A-1(i). The identification date for determining whether any employee is a Specified Employee during any calendar year shall be the September 1 preceding the commencement of such calendar year.

“Stock Appreciation Right” or “SAR” means a right granted under Section 9.1 to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the grant price.
“Stock Award” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are not subject to restrictions prescribed by the Committee.
“Stock Unit” means an Award denominated in units of Common Stock granted under Section 10.
“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.
“Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a Company Transaction.
“Termination of Service” means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors and executive officers, by the Compensation Committee, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of an Award. Unless the Compensation Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company.
Notwithstanding the foregoing, solely for the purpose of any Award that is subject to the requirements of Section 409A of the Code, the term “Termination of Service” means a “Separation from Service.” The term “Separation from Service” means either (i) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons, or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treas. Reg. § 1.409A-1(h)(1)(ii). For purposes of this paragraph, the term “Affiliate” shall have the meaning ascribed to it in Treas. Reg. § 1.409A-(h)(3) (which generally requires 50% common ownership).
A Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed 6 months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract). If the Participant’s period of leave exceeds 6 months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such 6-month period. Whether a Termination of Service has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.

For purposes of the Plan, if a Participant performs services in more than one capacity, the Participant must have a Termination of Service in all capacities as an employee, member of the Board, independent contractor or consultant to have a Separation from Service. Notwithstanding the foregoing, if a Participant provides services both as an employee and a non-employee, (1) the services provided as a non-employee are not taken into account in determining whether the Participant has a Separation from Service as an employee under a nonqualified deferred compensation plan in which the Participant participates as an employee and that is not aggregated under Section 409A of the Code with any plan in which the Participant participates as a non-employee, and (2) the services provided as an employee are not taken into account in determining whether the Participant has a Termination of Service as a non-employee under a nonqualified deferred compensation plan in which the Participant participates as a non-employee and that is not aggregated under Section 409A of the Code with any plan in which the Participant participates as an employee.
If, at the time of a Participant’s Separation from Service, the Company has any stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, to the extent any payment for any Award is subject to the requirements of Section 409A of the Code and is payable upon the Participant’s Separation from Service, such payment shall not commence prior to the first business day following the date which is 6 months after the Participant’s Separation from Service (or if earlier than the end of the 6-month period, the date of the Participant’s death). Any amounts that would have been distributed during such 6-month period will be distributed on the day following the expiration of the 6-month period.
“Vesting Commencement Date” means the Grant Date or such other date selected by the Committee as the date from which an Award begins to vest.

Shareowner ServicesSM
P.O. Box 64945
St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies
to vote your shares in the same manner as if you
marked, signed and returned your proxy card.

INTERNET — www.eproxy.com/nsit Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 17, 2011.

PHONE — 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 17, 2011.

MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided.
If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
The Board of Directors Recommends a Vote FOR Items 1, 2, 4 and 5 and ONE (1) YEAR for Item 3.

1.	Election of three Class II Directors:	01 Larry A. Gunning 02 Robertson C. Jones 03 Kenneth T. Lamneck	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Advisory vote (non-binding) on the compensation of our named executive officers		☐ For	☐ Against	☐ Abstain

The Board of Directors recommends a vote for ONE (1) year:

3. Advisory vote (non-binding) on the frequency of future advisory votes on the compensation of our named executive officers	☐ 1 Year	☐ 2 Years	☐ 3 Years	☐ Abstain

4. To approve the Amended Insight Enterprises, Inc. 2007 Omnibus Plan		☐ For	☐ Against	☐ Abstain

5. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011		☐ For	☐ Against	☐ Abstain
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐	Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

INSIGHT ENTERPRISES, INC.
ANNUAL MEETING OF STOCKHOLDERS
Wednesday, May 18, 2011
11:00 a.m. M.S.T.
INSIGHT CLIENT SUPPORT CENTER
910 West Carver Road
Tempe, AZ 85284

Insight Enterprises, Inc. 910 West Carver Road Tempe, AZ 85284	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 18, 2011.
The shares of stock you hold in your account will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 4 and 5 and ONE (1) year for Item 3.
By signing the proxy, you revoke all prior proxies and appoint KENNETH T. LAMNECK and STEVEN R. ANDREWS, individually and together, and with full power of substitution, to vote your shares of common stock of Insight Enterprises, Inc. on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments or postponements of the meeting.
See reverse for voting instructions.
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